AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997.

                                                REGISTRATION NO. 333-36293
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                                MEDICODE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ---------------
     UTAH (PRIOR TO                  7371                   87-0459623
    REINCORPORATION)     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     DELAWARE (AFTER      CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)
    REINCORPORATION)
     (STATE OR OTHER
     JURISDICTION OF
    INCORPORATION OR
      ORGANIZATION)             MEDICODE, INC.
                        5225 WILEY POST WAY, SUITE 500
                          SALT LAKE CITY, UTAH 84116
                                (801) 536-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                            EUGENE SANTA CATTARINA
                            CHIEF EXECUTIVE OFFICER
                                MEDICODE, INC.
                        5225 WILEY POST WAY, SUITE 500
                          SALT LAKE CITY, UTAH 84116
                                (801) 536-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
       CHRISTOPHER D. MITCHELL                    RICHARD A. FINK
            YOICHIRO TAKU                         NORA L. GIBSON
         VADIM STEPANCHENKO                      DAVID R. GILBERT
            JON P. LAYMAN                 BROBECK, PHLEGER & HARRISON LLP
         ROBERT L. CHASTAIN                    4675 MACARTHUR COURT
  WILSON SONSINI GOODRICH & ROSATI        NEWPORT BEACH, CALIFORNIA 92660
      PROFESSIONAL CORPORATION                    (714) 752-7535
         650 PAGE MILL ROAD
  PALO ALTO, CALIFORNIA 94304-1050
           (650) 493-9300
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2)    FEE(3)
----------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value per share.......       2,300,000       $14.00        $32,200,000       $9,758

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(1) Includes 300,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

(3) A Registration fee of $7,667 was previously paid on September 24, 1997, based on a proposed maximum aggregate offering price of $25,3000,000 pursuant to Rule 457(o).
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

                        [LOGO OF MEDICODE APPEARS HERE]

                             2,000,000 SHARES

                                  COMMON STOCK

  Of the 2,000,000 shares of Common Stock offered hereby, 1,250,000 shares are being issued and sold by Medicode, Inc. ("Medicode" or the "Company") and 750,000 shares are being sold by the Selling Stock- holders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                                  -----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
   ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY IS  A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          UNDERWRITING                PROCEEDS
                               PRICE TO   DISCOUNTS AND PROCEEDS TO  TO SELLING
                                PUBLIC     COMMISSIONS  COMPANY(1)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share...................  $            $            $            $
--------------------------------------------------------------------------------
Total(2)....................  $            $            $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company, estimated at $750,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $   , $    and $   , respectively.

                                  -----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California on or about    , 1997.

BANCAMERICA ROBERTSON STEPHENS

               HAMBRECHT & QUIST

                                                     WESSELS, ARNOLD & HENDERSON

                    The date of this Prospectus is    , 1997

Front inside cover: graphic depiction of the flow of the reimbursement process with the caption "The Reimbursement Process" and pictures depicting a patient visit, documentation and coding, all of which involve utilization, outcomes and accuracy. In addition, the flow chart reflects the "Fee For Service" process which includes billing, payor review and payment, and the "Capitation" process which includes review of encounter reports, MCO review and incentive payment, all of which are influenced by compliance and pricing.



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL    , 1997, (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Summary................................................................    4
   Risk Factors...........................................................    6
   The Company............................................................   13
   Use of Proceeds........................................................   13
   Dividend Policy........................................................   13
   Capitalization.........................................................   14
   Dilution...............................................................   15
   Selected Consolidated Financial Data...................................   16
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   17
   Business...............................................................   23
   Management.............................................................   33
   Certain Transactions...................................................   40
   Principal and Selling Stockholders.....................................   41
   Description of Capital Stock...........................................   44
   Shares Eligible for Future Sale........................................   46
   Underwriting...........................................................   48
   Legal Matters..........................................................   49
   Experts................................................................   49
   Additional Information.................................................   50
   Index to Financial Statements..........................................  F-1

                               ----------------

  Medicode, ClaimsManager System, Claims Edit System, CareTrends,
Comprehensive Healthcare Payment System, Medical Bill Advisor, Allowed Medical and PowerTrak are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                                  SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Medicode is a leading provider of health care information products which reduce administrative costs associated with the reimbursement process, control clinical costs and increase the efficiency of the health care delivery process. The Company's products are used by payors, providers and self-insured employers to (i) accurately code and measure utilization of health care services, (ii) screen and edit claims for accuracy, consistency and compliance, (iii) efficiently evaluate, negotiate and implement provider payment arrangements, and (iv) track and analyze all aspects of care for a particular medical condition from initial diagnosis to treatment. The foundation for Medicode's solutions is its proprietary database of over 500 million geographically dispersed ambulatory patient care records, which is leveraged through the Company's clinical and technical expertise in data collection, mapping and analysis.

  Health care payors have attempted to achieve cost savings by shifting to providers an increasing portion of the financial risk associated with care delivery, generally under capitated payment arrangements. These initiatives have increased the necessity for reliable clinical and financial data in the health care delivery and payment system. The pursuit of administrative savings has led to the implementation of systems and knowledge bases designed to streamline administrative processes and financial transactions. Clinical cost containment efforts have focused on assessing the appropriateness of care and the reasonableness of provider charges, requiring standardized pricing guidelines and comparative databases and decision support tools. More recent care reengineering efforts require systems to capture and compare the outcomes of various treatment paths and standardize best treatment practices.

  Medicode's products are designed to provide solutions for administrative cost reduction, clinical cost containment and care reengineering. The Company's syndicated data products include proprietary coding source books and reference materials used by medical providers and payors to code medical procedures performed and other various non-proprietary titles which the Company resells. Approximately 80,000 customers have purchased one or more of the Company's syndicated data products in the last three years. The Company's benchmarking database products include databases of usual, customary and reasonable charges for specific procedures in particular geographic areas and state-mandated workers' compensation fee schedules which are currently licensed to over 1,300 customers. The Company's clinical editing software includes products for enhancing data accuracy, consistency and compliance and decision support tools which are currently licensed to over 170 customers.

  The Company's product development strategy leverages its proprietary patient encounter database which the Company regularly updates through the addition of data contributed by customers. The Company's products under development include: Allowed Medical, which will enable customers to evaluate payor-allowed charges by geographic region to determine more accurately the amount which will actually be paid for specific procedures; CareTrends, which will track a patient's entire course of treatment for a particular condition enabling customers to assess utilization and referral patterns and enhance clinical practice guidelines based on demonstrated outcomes; and the PowerTrak System, which will apply managed care analysis guidelines and decision support to enable comprehensive medical management of workers' compensation and automobile insurance claims.

  The Company's growth strategy is to: (i) leverage its approximately 80,000 current customers by cross-selling additional higher value, higher margin products; (ii) target additional underpenetrated customer segments such as providers assuming financial risk, self-insured employers and workers' compensation and automobile insurers; (iii) target larger customers with significant operating budgets and more complex information system needs; (iv) continue to emphasize repeat and recurring revenue from customers who have previously purchased similar products from the Company; and (v) pursue the acquisition of complementary businesses, products or technologies.

                                  THE OFFERING

Common Stock Offered by the Company.  1,250,000 shares
Common Stock Offered by the Selling
 Stockholders.......................    750,000 shares
Common Stock Outstanding after the
 Offering...........................  7,936,535 shares(1)
Use of Proceeds.....................  For working capital and other general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market Sym-
 bol................................  MECD

                         SUMMARY FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                           NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                  ------------------------ ------------------
                                   1994     1995    1996     1996      1997
                                  -------  ------- ------- --------  --------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue.......................... $21,035  $25,699 $32,618  $18,773   $22,791
Cost of revenue..................   7,173    9,164  11,053    5,357     6,811
Selling, general and administra-
 tive............................  10,774   11,947  13,735    9,428    10,634
Research and development.........   3,141    4,335   5,214    4,148     4,229
Operating income (loss)..........     (53)     253   2,616     (160)    1,117
Net income (loss)................    (112)      48   1,629     (128)      750
Pro forma net income per
 share(2)........................                  $  0.21           $   0.09
Shares used in computing pro
 forma net income per share(2)...                    7,873              7,909

                               SEPTEMBER 30, 1997
                     --------------------------------------
                     ACTUAL PRO FORMA (3) AS ADJUSTED(3)(4)
                     ------ ------------- -----------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash equiv-
 alents............. $5,345    $7,030          $21,578
Working capital.....  1,490     3,175           17,723
Total assets........ 12,702    14,387           28,935
Long-term liabili-
 ties, less current
 portion............     --        --               --
Stockholders' equi-
 ty.................  2,945     4,630           19,178

--------

(1) Based upon shares outstanding as of September 30, 1997. Includes 1,060,386 shares issuable upon the exercise of outstanding warrants upon the completion of this offering and 227,892 shares to be sold by certain Selling Stockholders after the exercise of outstanding options immediately prior to the completion of this offering. Excludes (i) 1,476,738 shares issuable upon exercise of options outstanding at a weighted average exercise price of $1.58 per share, (ii) 200,000 shares reserved for future issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan") and (iii) 750,000 shares reserved for future issuance under the Company's stock option plans. See "Capitalization," "Management -- Stock Plans" and "Description of Capital Stock."
(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net income (loss) per share.

(3) Pro forma and as adjusted stockholders' equity assumes the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of outstanding warrants to purchase 1,060,386 shares of Common Stock upon the completion of this offering with expected proceeds of $1,685,000.

(4) As adjusted to reflect the sale of (i) 1,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the receipt of the net proceeds therefrom, and (ii) the exercise of options to purchase 227,892 shares by certain Selling Stockholders immediately prior to the completion of this offering and the receipt of the proceeds therefrom. See "Use of Proceeds" and "Capitalization."

  Except as otherwise indicated, all information in this Prospectus assumes (i) the reincorporation of the Company from Utah to Delaware which will be effective prior to the completion of this offering, (ii) the filing of the Company's Restated Certificate of Incorporation authorizing a class of undesignated Preferred Stock, to be effective upon the completion of this offering, (iii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering, (iv) the exercise of outstanding warrants to purchase 1,060,386 shares of Common Stock upon the completion of this offering, (v) a 1.466-for-one forward stock split of the Company's Common Stock to be effected prior to the completion of this offering, and (vi) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus .

SEASONALITY; POTENTIAL FLUCTUATIONS IN FUTURE QUARTERLY OPERATING RESULTS

  The Company has historically experienced, and expects to continue to experience, a seasonal pattern in its results of operations. Revenue and net income in the fourth quarter have been significantly higher than in the other quarters due to the nature of the Company's syndicated data business. The Company's syndicated data products, which represented 48.5% of total revenue in 1996, incorporate coding reference data from regulatory agencies and professional associations which is updated annually and typically released in the third quarter. As a result, the Company ships a majority of its syndicated data products in the fourth quarter and, to a lesser extent, the ensuing first quarter. While the Company's revenue is seasonal, its operating expense levels are relatively fixed throughout the year and, to a large degree, are based on anticipated revenue. As a result, any failure of the Company to achieve its anticipated revenue in the fourth quarter would adversely affect its results of operations for the year. In addition, the combination of seasonality in revenue and fixed expenses has historically produced, and may in the future produce, reduced operating results and in certain cases operating losses in the second and third quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In addition to seasonality, the Company's quarterly operating results have varied significantly in the past and are likely to vary substantially in the future. Operating results for a particular quarter could be adversely affected by factors such as the availability or delays in release of updated coding reference data from regulatory agencies and professional associations; failure of customers to renew licenses for the Company's benchmarking database or software products; delays or price increases by the Company's suppliers, printers and third-party product manufacturers; announcements of new products by the Company or its competitors; discontinuation of any of the Company's products and services; the loss of customers due to consolidation in the health care industry; the timing of revenue recognition; customer budgeting cycles and changes in customer budgets; changes in product mix; investments by the Company in marketing, sales, research and development and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; changes in the length of the sales cycle for the Company's products; software defects and other quality factors; excess inventory charges associated with syndicated data products that remain unsold at the end of the selling season; and general economic conditions. The Company's operating results for any particular quarterly or annual period may not be indicative of results for future periods.

  As a result of any or all of the foregoing factors, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as indications of future performance. In addition, due to the foregoing or other factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. There can be no assurance that the Company will be successful in addressing these concerns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON REPEAT CUSTOMERS

  A significant portion of the Company's revenue for any given period is derived from the sale of products to customers who purchased a similar product during the corresponding prior period. In 1995 and 1996, approximately 75% of the Company's annual revenue was repeat and recurring in nature. Repeat and recurring revenue includes revenue from the sale of syndicated data products, benchmarking database licenses and software licenses. Customers generally do not enter into long-term contracts for syndicated data products. As a result, repeat revenue from these products is dependent upon the customers' decision to purchase updated materials. Benchmarking database licenses typically have terms that are renewable annually. Consequently, repeat revenue from these products is dependent upon customers' decisions to renew their licenses each year. In contrast, software products are generally sold pursuant to multi-year licenses. Decisions by current customers to refrain from purchasing, to reduce their purchases of updated coding reference materials in the future, or to not renew database or software licenses from the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TECHNOLOGICAL CHANGE AND NEED FOR PRODUCT DEVELOPMENT

  The health care information market is characterized by rapid technological change, changing customer needs and evolving industry standards. The Company believes that as the market for its current products matures, its future success will depend on its ability to enhance its current products and to develop, acquire and introduce new products to keep pace with technological developments and emerging industry standards. In this regard, the Company has under development several new benchmarking database and software products scheduled for commercial release. The Company's products under development will require additional development, testing and quality assurance prior to commercial introduction. Furthermore, there can be no assurance that unforeseen delays or difficulties will not be encountered during the development of a particular product or that scheduled release dates will be achieved. There can be no assurance that the Company's expected new product releases and product enhancements will adequately address customers' requirements for performance and functionality or that new software products will not contain errors that would delay product introduction or shipment. In addition, products that the Company develops and introduces may not, when introduced, be responsive to the needs of the market and the Company's customers and may therefore fail to achieve market acceptance. Any inability of the Company to meet scheduled release dates for new products or the failure of new products being developed by the Company to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Research and Product Development."

  Notwithstanding the Company's product development efforts, the introduction of competing products embodying new technologies and the emergence of new industry standards could render the Company's products obsolete or noncompetitive. Furthermore, regardless of whether the Company is successful in developing and introducing new products, competitors may develop and introduce new products and services that render the Company's products and services obsolete or noncompetitive. If competitors introduce new products that render the Company's products obsolete or noncompetitive, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business -- Research and Product Development."

DEPENDENCE ON AMA LICENSES AND DATA SOURCES

  The Company incorporates the Physicians' Current Procedural Terminology ("CPT") codes of the American Medical Association (the "AMA") into its products under a nonexclusive agreement with the AMA. The CPT code system is considered to be the current industry standard for identifying medical procedures. Loss of the right to incorporate and use the CPT codes in the Company's products or an increase in royalty payments to the AMA for the use of such codes coupled with the inability to pass such costs on to customers in whole or in part would adversely affect the Company's business, financial condition and results of operations. The Company also obtains data from its customers and from other sources that is used to update its proprietary database. There can be no assurance that the Company's sources will continue to provide data in the future or will provide such data on a timely basis. In addition, the Company's data sources generally are not subject to exclusive agreements with the Company; therefore, data included in the Company's products may also be available to the Company's competitors. Furthermore, certain of the Company's competitors may have access to data which is unavailable to the Company and such data may provide their database products with features or functionality superior to those of the Company's products. To the extent that the Company is unable to keep its database products complete or current, its customers may become dissatisfied with the Company's products and discontinue their purchases. In the event that the Company's database is or is perceived to be incomplete or out of date, the Company's business, financial condition or results of operations could be materially adversely affected.

DEPENDENCE ON THIRD PARTIES

  The Company's syndicated data products are dependent on the timely release of updated coding references data by government agencies and professional associations. Delays in the release of updated coding reference data by such third parties would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also utilizes third parties for printing of its technical coding and reimbursement publications and for fulfillment services for these products. There can be no assurance that such publications will be printed in a timely manner, or that they will satisfy the Company's quality specifications. Significant delays in the production or distribution of such publications may cause customers to purchase competitive products from other companies and the loss of such revenue and the potential loss of repeat revenue associated with such customers could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's benchmarking database and clinical editing software products are dependent upon a number of third-party software products and clinical coding systems. Financial or other difficulties experienced by third-party providers could have an adverse impact on the Company's ability to create its products. Moreover, if third-party products and systems become unavailable, there is no assurance the Company would be able to find suitable alternatives on commercially reasonable terms if at all. Failure of such third parties to maintain or enhance their products could impair the functionality of the Company's software products and could require the Company to obtain alternative products from other sources or to develop such software internally, either of which could involve costs and delays as well as diversion of Company resources. In addition, modifications or enhancements by these third-party vendors often require that the Company modify its own products to operate with these enhancements or modifications. There can be no assurance that the Company will be able to modify its own software to accommodate third-party changes or that the effort to make such changes will not adversely affect the Company's other development projects. These factors could have a material adverse effect on the Company's business, financial condition and results of operations.

INTEGRITY AND RELIABILITY OF DATA

  The marketability of the Company's database products depends significantly on the integrity of the data upon which they are based. Although the Company tests data for completeness and consistency, it does not conduct independent audits of the information provided by its customers. Moreover, while the Company believes that the benchmarking and other clinical, cost and performance information contained in its databases generally represents the operating experience of the health care providers from which it is obtained, there can be no assurance that such information is appropriate for comparative analysis in any or all cases or that the databases accurately reflect general or specific trends in the health care market. If the information contained in the Company's databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of the Company's database products would be materially and adversely affected. Such loss of commercial acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAIN ABILITY TO PROTECT PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

  The Company's success is dependent to a significant extent on its ability to maintain the proprietary and confidential aspects of its products. The Company relies on its license agreements with customers, confidentiality agreements with employees, trade secrets, copyrights and patents to protect its proprietary rights. There can be no assurance that the legal protections available to and precautions taken by the Company will be adequate to prevent misappropriation of the Company's proprietary information. Furthermore, although the Company holds an issued patent relating to its CareTrends technology, there can be no assurance such patent, or any future patents that may be issued to the Company, will not be challenged, and subsequently invalidated or circumvented, by competitors or others.

  Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products overlaps. The Company is not aware of any infringement claims against the Company; however there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, patents, copyrights, trademarks or other proprietary rights. Any such claims, regardless of their merit, could result in significant diversion of management time, result in costly litigation, delay or prevent product shipments or require the Company to enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Any of these events could have a material adverse effect on the Company's ability to market and sell its products and on its business, financial condition and results of operations. See "Business --Intellectual Property."

CHANGES IN THE HEALTH CARE INDUSTRY; GOVERNMENT REGULATION

  The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care providers and payors. The Company's products and services are designed to function within the current structure of the United States health care financing and reimbursement system, their commercial value could be adversely affected if there were material changes in this system. Many federal and state legislators have announced that they intend to propose programs to reform the United States health care system at both the federal and state levels. These programs may, if enacted, increase governmental involvement in health care, lower reimbursement rates and otherwise change health care delivery and payment systems. Participants in the health care market may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in the Company's products and services. In addition, in response to this changing environment, many providers and payors are consolidating to create larger organizations. This consolidation reduces the number of potential customers for the Company's products and services and may increase the bargaining power of these organizations, which could lead to reduced prices for the Company's products. The impact of these developments in the health care industry is difficult to predict and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Under the Health Insurance Portability and Accountability Act of 1996, the Secretary of Health and Human Services is required to adopt national standards for health information transactions and the data elements used in such transactions. In addition, the Secretary is required to adopt safeguards to ensure the integrity and confidentiality of health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. A number of states are also considering the adoption of rules to protect the privacy of patient records. These requirements, if adopted, may substantially affect the means used by the Company to collect data and could therefore have an adverse effect on the availability of data to the Company or on the Company's ability to use certain data.

  Although the Company is not currently subject to regulation by the United States Food and Drug Administration (the "FDA"), the FDA could determine in the future that one or more of the Company's software products is a clinical decision tool, and thus subject to FDA regulation. In such event, the Company could experience delays in developing and marketing new software products and an increase in research and development costs which could have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

  The Company's products provide information that relates to payment and reimbursement of health care claims and provision of care. Any failure of the Company's products to function in accordance with their specifications could result in product liability claims against the Company by its customers. The Company may also be subject to potential claims if physicians make clinical decisions or develop protocols which result in adverse clinical events. The Company maintains insurance to protect against certain types of product liability claims, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of, or excluded from, its insurance coverage could have a material adverse effect on the Company's business, financial condition or results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and diversion of management time and resources. Although the Company uses standard contractual language to protect against claims by its customers, there can be no assurance that the Company will not be subject to product liability claims, that such claims will not result in liability in excess of insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

  The information products offered by the Company may contain undetected errors or failures. Errors or failures that are not detected until after the commencement of commercial shipments of a product could result in a loss of, or delay in, market acceptance of products and in claims against the Company. The Company also depends on the accuracy of the data received from its data sources. If a statistically significant number of medical records or transactions were found to have been altered or incorrectly entered, or otherwise contain flawed data, there could be a loss of, or delay in, market acceptance of products based on such data and possible claims against the Company, which could have a material adverse effect on the Company's business, financial condition or results of operations.

COMPETITION

  The health care information systems market is intensely competitive. The Company believes that the principal competitive factors in the market include the breadth and quality of system and product offerings, access to proprietary data, the proprietary nature of methodologies and technical resources, and the price and the effectiveness of marketing and sales efforts. Many of the Company's existing and potential competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered, and the Company's products compete with various products in their relevant markets. The Company's potential competitors include specialty health care information companies, health care information systems companies, software vendors and large data processing and information companies. The Company also competes with the internal information resources and systems of certain of its prospective and existing customers. Furthermore, other major information companies not presently offering clinical health care information services may enter the markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon a number of key managerial, technical and marketing personnel, none of whom is bound by an employment agreement or has prior experience in managing a public company. The Company maintains key man life insurance on its Chief Executive Officer and President, Eugene S. Cattarina. The amount of the policy is $1.0 million and the Company is the named beneficiary. The loss of the services of one or more of the key employees of the Company could have a material adverse effect on the Company. In addition, the Company believes that its future success will also depend in large part upon its ability to attract, train and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the health care information and software industries is intense. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management."

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

  The Company may in the future pursue acquisitions of complementary technologies or businesses. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no direct prior experience, and the potential loss of key employees of the acquired company. There can be no assurance that the Company will ever successfully complete an acquisition or that the Company will realize value equal to or in excess of the consideration paid with respect to any acquisition. These factors could have a material adverse effect on the Company's business, financial condition or results of operations.

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS

  The primary uses of proceeds from this offering are to provide funds for research and development, sales and marketing, working capital and general corporate purposes, including capital expenditures. A significant portion of the net proceeds to the Company from this offering has not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

CONTROL BY EXISTING STOCKHOLDERS

  The Company's executive officers, directors and their affiliates will, in the aggregate, beneficially own approximately 51.9% of the outstanding shares of the Company's Common Stock immediately following this offering (50.1% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will continue to be able to elect all of the Company's directors, will retain the voting power to approve all matters requiring stockholder approval, and will continue to have significant influence over the affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders."

POTENTIAL ANTI-TAKEOVER EFFECT OF DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, provide for a classified board of directors and eliminate cumulative voting in the election of directors. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. See "Management" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the trading price of the Common Stock. Upon completion of this offering, the Company will have outstanding 7,936,535 shares of Common Stock assuming no exercise of outstanding options after September 30, 1997 other than the exercise of an aggregate of 227,892 options to purchase Common Stock by certain Selling Stockholders, all of which shares will be sold in this offering. Of these shares, the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 5,936,535 shares of Common Stock outstanding upon completion of this offering are "restricted securities" as defined in Rule 144 adopted under the Securities Act.

As a result of lock-up agreements between certain stockholders and representatives of the Underwriters and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus, (ii) 4,876,149 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rule 144 and Rule 701 and (iii) the remaining 1,060,386 shares will be eligible for sale thereafter upon expiration of their respective one-year holding periods. Shortly after the closing of this offering, the Company intends to file a registration statement under the Securities Act to register approximately 2,427,000 shares of Common Stock reserved for issuance under the Company's stock option plans. Following the closing of this offering, the holders of 5,076,649 shares of Common Stock will be entitled to certain registration rights with respect to such shares. The existence of a large number of shares eligible for future sale could have an adverse impact on the Company's ability to raise additional equity capital or on the price at which such equity capital could be raised. See "Description of Capital Stock -- Registration Rights."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a viable public market for the Common Stock will develop or be sustained after the offering contemplated hereby or that the trading price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for information relating to the method of determining the initial public offering price. Factors such as announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as quarterly variations in the Company's anticipated or actual results of operations, changes in stock market analysts' recommendations regarding the Company's securities and market conditions in technology and health care industries generally, may cause the market price of the Company's Common Stock to fluctuate significantly. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology and health care companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the future, the Company's operating results may be below the expectations of public market analysts and investors, and, as a result, the price of the Common Stock would likely be materially adversely affected. See "Underwriting."

ABSENCE OF DIVIDENDS

  The Company currently intends to retain any future earnings to fund operations and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Company is prohibited from paying dividends under the terms of the Company's bank credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Dividend Policy."

DILUTION

  The initial public offering price will be substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial net tangible book value dilution of $10.54 per share of Common Stock. See "Dilution."

BENEFITS OF THIS OFFERING TO MANAGEMENT AND CURRENT STOCKHOLDERS

  The completion of the offering will provide significant benefits to the current stockholders of the Company, including certain of its directors and officers. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The completion of this offering will also create a public market for the Common Stock and thereby is likely to increase the market value of the investment by current stockholders in the Company. Upon the closing of this offering, the difference between the aggregate purchase price paid by the Company's management and other current stockholders for their shares and the aggregate market value of such shares will be approximately $7.3 million and $64.2 million, respectively. See "Dilution," "Management" and "Principal and Selling Stockholders."

                                  THE COMPANY

  The Company was incorporated in Utah in October 1988 and will be reincorporated in Delaware under the name Medicode (Delaware), Inc. prior to the completion of this offering. The Company's principal offices are located at 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116. The telephone number at this location is (801) 536-1000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share are estimated to be $14,363,000 ($17,990,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company plans to use the proceeds of this offering for research and development, sales and marketing and general corporate purposes including working capital. In addition, approximately $3.5 million of such proceeds are expected to be used for capital expenditures, including approximately $2.5 million of expenditures for new computer and management information systems. The amount and timing of expenditures will depend on numerous factors, and management of the Company will have broad discretion in determining the amount and timing of such expenditures. The Company may also use a portion of the net proceeds to acquire related businesses, technologies or products. While the Company regularly evaluates potential acquisitions, the Company has no present agreements or commitments with respect to any such acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in investment grade, short-term, income- producing investments, including United States government obligations.

  The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

                                DIVIDEND POLICY

  The Company currently intends to use all available funds in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by the Board of Directors. Covenants in the Company's bank credit facility prohibit the payment of cash dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on a pro forma basis to give effect to the filing of a Restated Certificate of Incorporation to authorize 5,000,000 and 50,000,000 shares of Preferred Stock and Common Stock, respectively, to reflect the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock and the exercise of all outstanding warrants upon the completion of this offering and the retirement of treasury stock, and (ii) as adjusted to reflect the exercise of options to purchase 227,892 shares to be sold by certain Selling Stockholders, and the sale of the 1,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                           SEPTEMBER 30, 1997
                                                          ---------------------
                                                          PRO FORMA AS ADJUSTED
                                                          --------- -----------
                                                             (in thousands)
Long-term liabilities, less current portion..............  $   --     $    --
Stockholders' equity:
  Preferred Stock, $0.001 par value, 5,000,000 shares
   authorized, no shares issued and outstanding, pro
   forma and as adjusted.................................      --          --
  Common Stock, $0.001 par value, 50,000,000 shares
   authorized; 6,458,643 shares issued and outstanding,
   pro forma; 7,936,535 shares issued and outstanding, as
   adjusted(1)...........................................   6,041      20,589
  Accumulated deficit....................................  (1,082)     (1,082)
  Note receivable from stockholder.......................    (329)       (329)
                                                           ------     -------
    Total stockholders' equity...........................   4,630      19,178
                                                           ------     -------
      Total capitalization...............................  $4,630     $19,178
                                                           ======     =======

--------

(1) Common Stock outstanding pro forma includes 1,060,386 shares of Common Stock issuable upon the exercise of outstanding warrants upon the completion of this offering. Common Stock outstanding as adjusted includes 227,892 shares to be sold by certain Selling Stockholders after the exercise of outstanding stock options immediately prior to the completion of this offering. Excludes (i) 1,476,738 shares of Common Stock reserved for issuance upon exercise of stock options outstanding as of September 30, 1997 at a weighted average exercise price of $1.58 per share, (ii) 200,000 shares reserved for future issuance under the Company's Purchase Plan and (iii) 750,000 shares reserved for future issuance under the Company's stock option plans. See "Management -- Stock Plans."

                                   DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1997 was approximately $4,630,000 or $0.72 cents per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of all outstanding warrants upon the completion of this offering. After giving effect to the sale by the Company of the 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of September 30, 1997 would have been approximately $18,993,000 or $2.46 per share. This represents an immediate increase in pro forma net tangible book value per share of $1.74 per share to existing stockholders and an immediate dilution of $10.54 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $13.00
     Pro forma net tangible book value per share at September 30,
      1997........................................................ $0.72
     Increase per share attributable to new investors.............  1.74
                                                                   -----
   Pro forma net tangible book value per share after this offer-
    ing...........................................................         2.46
                                                                         ------
   Dilution to new investors......................................       $10.54
                                                                         ======

  The following table sets forth, on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and to be paid (at an assumed initial public offering price of $13.00 per share) by purchasers of shares offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company).

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Existing stockhold-
 ers(1)(2)................. 6,686,535   84.3% $22,700,000   58.3%    $ 3.39
New investors.............. 1,250,000   15.7   16,250,000   41.7      13.00
                            ---------  -----  -----------  -----
  Total.................... 7,936,535  100.0% $38,950,000  100.0%
                            =========  =====  ===========  =====

--------

(1) Includes 1,060,386 shares of Common Stock issuable upon the exercise of outstanding warrants upon the completion of this offering. Proceeds from the exercise of such warrants are expected to be $1,685,000. Also includes 227,892 shares of Common Stock issuable upon the exercise of outstanding options by certain Selling Stockholders immediately prior to the completion of this offering, all of which shares will be offered in this offering. Proceeds from the exercise of such options are expected to be $185,000.

(2) Sales by the Selling Stockholders will reduce the number of shares held by existing stockholders to 5,936,535 or 74.8% of the total number of shares of Common Stock outstanding and will increase the number of shares held by new investors to 2,000,000 or 25.2% of the total number of shares of Common Stock outstanding after the offering.

  The computations in the above table are determined after deducting the underwriting discounts and commissions and estimated expenses of this offering payable by the Company and assume no exercise of outstanding stock options other than the options to purchase 227,892 shares of Common Stock which will be exercised in connection with this offering. At September 30, 1997 there were (i) options outstanding to purchase 1,476,738 shares of Common Stock at a weighted average exercise price of $1.58 per share (ii) 200,000 shares reserved for future issuance under the Company's Purchase Plan and (iii) 750,000 shares reserved for future issuance under the Company's stock option plans. To the extent outstanding options are exercised, there will be further dilution to new investors,. See "Management -- Stock Plans."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statement of operations data presented below for the five years ended December 31, 1996 and for the nine months ended September 30, 1997 and the consolidated balance sheet data for the five years ended December 31, 1996 and for the nine months ended September 30, 1997, are derived from the Company's financial statements (except as otherwise noted) which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the nine months ended September 30, 1996 has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for such period. The consolidated operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. The data set forth below should be read in conjunction with the Company's financial statements, related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                       NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                          -------------------------------------------  ------------------
                           1992     1993     1994     1995     1996       1996      1997
                          -------  -------  -------  -------  -------  ----------- ------
                           (in thousands, except per share data)       (unaudited)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Syndicated data........  $ 7,679  $ 7,535  $ 9,408  $11,678  $15,830    $6,861    $8,926
 Benchmarking databases
  and software..........    7,315    9,369   11,627   14,021   16,788    11,912    13,865
                          -------  -------  -------  -------  -------    ------    ------
 Total revenue..........   14,994   16,904   21,035   25,699   32,618    18,773    22,791
Cost of revenue:
 Syndicated data........    4,049    4,281    5,001    6,544    8,455     3,448     4,390
 Benchmarking database
  and software..........      791    1,772    2,172    2,620    2,598     1,909     2,421
                          -------  -------  -------  -------  -------    ------    ------
 Total cost of revenue..    4,840    6,053    7,173    9,164   11,053     5,357     6,811
                          -------  -------  -------  -------  -------    ------    ------
 Gross profit...........   10,154   10,851   13,862   16,535   21,565    13,416    15,980
Other expenses:
 Selling, general and
  administrative........    7,155   14,019   10,774   11,947   13,735     9,428    10,634
 Research and develop-
  ment..................    1,689    2,211    3,141    4,335    5,214     4,148     4,229
                          -------  -------  -------  -------  -------    ------    ------
Operating income (loss).    1,310   (5,379)     (53)     253    2,616      (160)    1,117
Interest income (ex-
 pense), net............      (97)    (260)    (165)    (107)     (46)      (33)       83
                          -------  -------  -------  -------  -------    ------    ------
Income (loss) before in-
 come taxes.............    1,213   (5,639)    (218)     146    2,570      (193)    1,200
Income tax provision
 (benefit)..............      531   (1,576)    (106)      98      941       (65)      450
                          -------  -------  -------  -------  -------    ------    ------
Net income (loss).......  $   682  $(4,063) $  (112) $    48  $ 1,629    $ (128)   $  750
                          =======  =======  =======  =======  =======    ======    ======
Pro forma net income per
 share(1)...............                                      $  0.21              $ 0.09
                                                              =======              ======
Shares used in computing
 pro forma net income
 (loss) per share (1)...                                        7,873               7,909
                                       DECEMBER 31,                      SEPTEMBER 30,
                          -------------------------------------------  ------------------
                           1992     1993     1994     1995     1996       1996      1997
                          -------  -------  -------  -------  -------  ----------- ------
                           (in thousands, except per share data)       (unaudited)
BALANCE SHEET DATA:
Working capital (defi-
 cit)...................  $(1,748) $   566  $  (302) $  (808) $   981    $ (996)   $1,490
Total assets............    9,014    8,116    8,179    9,923   12,000     8,157    12,702
Long-term liabilities,
 less current portion...    2,700    2,274    1,546      691      285       376       --
Stockholders' equity....    1,499      407      310      391    2,150       363     2,945

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine weighted average common shares and equivalents.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Medicode is a leading provider of health care information products which reduce administrative costs associated with the reimbursement process, control clinical costs and increase the efficiency of the health care delivery process. The Company has three primary sources of revenue: syndicated data products, benchmarking database products and clinical editing software.

  Syndicated data products include (i) essential regulatory coding products consisting of usage manuals on various coding systems, (ii) proprietary coding and reimbursement products consisting of problem-solving manuals and software tools which are used to code and review medical procedures and (iii) certain non-proprietary third-party reference materials which the Company resells. Revenue for syndicated data products is recognized when the product is shipped.

  Benchmarking database products include database modules containing both comparative and specialty pricing information. Revenue from benchmarking database products is derived from the license of standardized database modules. Database licenses typically have terms that are renewable annually. The annual database license fee entitles the customer to an update of the then current data residing in the database six months after the contract date. Revenue is recognized upon shipment of the product on either magnetic tape or diskette and incidental customer support costs are accrued. Beginning in January 1998, the Company plans to modify its database pricing to consist of both a database license fee, which will be payable upon shipment, and a separate update fee for periodic database updates during the year.

  Clinical editing software includes products for screening and editing health care claims. Software products are generally sold pursuant to multi-year software license agreements. Revenue from software contracts is recognized ratably over the initial period or subsequent renewal periods. Some software contracts are priced based on transaction volume or require incremental usage fees in addition to minimum fees. Revenue from variable fees is recognized as earned. Post-contract customer support costs related to software products are expensed as incurred. Contracts involving custom software development are accounted for using the percentage-of-completion method. Amounts received in advance of satisfying revenue recognition criteria are classified as deferred revenue. Costs incurred in the development of software products are expensed during the period in which such costs are incurred.

  The sales cycles of the Company's products vary by product category. The Company's syndicated data products and benchmarking database products have sales cycles of approximately zero to six months, and the Company's clinical editing software products have sales cycles of approximately six to 12 months.

  A significant portion of the Company's revenue consists of repeat and recurring revenue from the Company's current customer base. In 1995 and 1996, approximately 75% of the Company's annual revenue was derived from the sale of a product to a customer that purchased a similar product during the corresponding prior period. Customers generally do not enter into long-term contracts for syndicated data products and, as a result, repeat revenue from these products is dependent upon the customers' decision to purchase updated materials annually. Because database licenses typically have terms that are renewable annually, repeat revenue from these products is dependent upon customers' decisions to renew their licenses for each year. Software products are generally sold pursuant to multi-year licenses, which are renewable at the expiration of the initial multi-year term. Failure of current customers to purchase updated coding reference materials or renew database or software licenses could have a material adverse effect on the Company's ability to achieve anticipated levels of repeat and recurring revenue, and therefore on its business, financial condition or results of operations.

  The Company has historically experienced, and expects to continue to experience, a seasonal pattern in its results of operations. Revenue and net income in the fourth quarter have been significantly higher than in the other quarters due to the nature of the Company's syndicated data business. The Company's syndicated data products, which represented 48.5% of total revenue in 1996, incorporates coding reference data from regulatory agencies and professional associations which is updated annually and typically released in the third quarter. As a result, the Company ships substantially all of its syndicated data products in the fourth quarter and, to a lesser extent, the ensuing first quarter. While the Company's revenue is seasonal, its operating expense levels are relatively fixed throughout the year and, to a large degree, are based on anticipated revenue. As a result, any failure of the Company to achieve its anticipated revenue in the fourth quarter would adversely affect its results of operations for the year. In addition, the combination of seasonality in revenue and fixed expenses has historically produced, and may in the future produce, an operating loss in the second and third quarters. As a result of the concentration of shipments of syndicated data products in the fourth quarter, any delay in the release of updated coding reference data by the relevant agencies or professional associations, or any delay in the Company's production of coding reference materials for shipment to customers, could have a material adverse effect on the Company's business, financial condition or results of operations in a particular quarter or fiscal year or on an ongoing basis. Revenue from benchmarking database and software products typically do not experience seasonal fluctuations in the same manner as syndicated data products revenue. Accordingly, if a higher rate of revenue growth in these divisions continues as compared to the syndicated data products division, then the seasonality of the Company's revenue and net income will diminish. However, due to the large portion of revenue represented by syndicated data products, a major shift in the composition of the Company's revenue towards benchmarking database and software products would be required for the seasonality of the Company's revenue and net income to diminish significantly.

  In addition to seasonality, the Company's quarterly operating results have varied significantly in the past and are likely to vary substantially in the future. Operating results for a particular quarter could be adversely affected by factors such as the availability or delays in release of updated coding reference data from regulatory agencies and professional associations; failure of customers to renew licenses for the Company's benchmarking database or software products; delays or price increases by the Company's suppliers, printers and third-party product manufacturers; announcements of new products by the Company or its competitors; discontinuation of any of the Company's products and services; the loss of customers due to consolidation in the health care industry; the timing of revenue recognition; customer budgeting cycles and changes in customer budgets; changes in product mix; investments by the Company in marketing, sales, research and development and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; changes in the length of the sales cycle for the Company's products; software defects and other quality factors; excess inventory charges associated with syndicated data products that remain unsold at the end of the selling season; and general economic conditions. The Company's operating results for any particular quarterly or annual period may not be indicative of results for future periods. As a result of any or all of the foregoing factors, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as indications of future performance.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue:

                                                                 NINE MONTHS
                                                                    ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                    --------------------------  ---------------
                                     1994      1995     1996     1996     1997
                                    -------   -------  -------  ------   ------
Revenue:
  Syndicated data.................     44.7%     45.4%    48.5%   36.5%    39.2%
  Benchmarking databases and soft-
   ware...........................     55.3      54.6     51.5    63.5     60.8
                                    -------   -------  -------  ------   ------
    Total revenue.................    100.0     100.0    100.0   100.0    100.0
Cost of revenue:
  Syndicated data.................     53.2      56.0     53.4    50.3     49.2
  Benchmarking databases and
   software.......................     18.7      18.7     15.5    16.0     17.5
                                    -------   -------  -------  ------   ------
    Total cost of revenue.........     34.1      35.7     33.9    28.5     29.9
                                    -------   -------  -------  ------   ------
  Gross Profit....................     65.9      64.3     66.1    71.5     70.1
Other expenses:
  Selling, general and administra-
   tive...........................     51.2      46.5     42.1    50.2     46.7
  Research and development........     14.9      16.9     16.0    22.1     18.6
                                    -------   -------  -------  ------   ------
    Total other expenses..........     66.1      63.4     58.1    72.3     65.3
Operating income (loss)...........     (0.2)      0.9      8.0    (0.8)     4.8
Interest income (expense), net....     (0.8)     (0.4)    (0.1)   (0.2)     0.4
                                    -------   -------  -------  ------   ------
Income (loss) before income taxes.     (1.0)      0.5      7.9    (1.0)     5.2
Income tax provision (benefit)....     (0.5)      0.4      2.9    (0.3)     2.0
                                    -------   -------  -------  ------   ------
Net income (loss).................     (0.5)%     0.1%     5.0%   (0.7)%    3.2%
                                    =======   =======  =======  ======   ======

 Nine Months Ended September 30, 1997 and 1996

  Revenue. Total revenue for the nine months ended September 30, 1997 increased 21.4% to approximately $22.8 million from $18.8 million for the comparable nine month period ended September 30, 1996. Revenue from syndicated data products for the 1997 period increased 30.1% to $8.9 million from $6.9 million in the 1996 period. Revenue growth for syndicated data products resulted primarily from increased sales of essential regulatory coding products and increased sales of electronic media and software. Revenue from benchmarking databases and software for the 1997 period increased 16.4% to $13.9 million from $11.9 million in the 1996 period. Benchmarking database and software revenue growth resulted from increased unit sales to new and existing customers and increased transaction volume from certain users of the Company's Medical Bill Advisor system which have licenses that are priced on a transaction volume basis.

  Cost of Revenue. Cost of revenue for the nine months ended September 30, 1997 increased to $6.8 million, or 29.9% of revenues, from $5.4 million, or 28.5% of revenue, for the nine months ended September 30, 1996. The increase in cost of revenue on a percentage basis is due primarily to the change in revenue mix. For the nine months ended September 30, 1997, syndicated data products accounted for 39.2% of total revenue compared to 36.5% of total revenue for the same period in 1996. Syndicated data products have a higher cost of revenue than benchmarking database and clinical editing software products due primarily to the inclusion within syndicated data products of lower margin, third-party products resold by the Company as well as paper and printing costs associated with such products. The Company expects the cost of syndicated data products revenue to decrease in the future as ordering patterns shift from paper products to publications produced and delivered on electronic media. The Company expects, however, that syndicated data products will continue to have a higher cost of revenue than benchmarking database and software products.

  Selling, General and Administrative. Selling, general and administrative costs increased 12.8% to $10.6 million in the nine months ended September 30, 1997 from $9.4 million in the nine months ended September 30, 1996. As a percentage of revenue, selling, general and administrative costs decreased slightly to 46.7% in the 1997 period from 50.2% in the 1996 period. The dollar increase in selling, general and administrative expenses was due primarily to increased sales and marketing. Selling, general and administrative costs increased due to additional administrative costs associated with support of higher volumes of business as well as costs associated with resolution of certain pending legal matters.

  Research and Development. Research and development costs increased 2.0% to $4.2 million for the nine months ended September 30, 1997 from $4.1 million for the nine months ended September 30, 1996. As a percentage of revenue, research and development costs were 18.6% in the first nine months of 1997 as compared to 22.1% for the comparable period of 1996. This decrease was due primarily to lower spending for development of the new PowerTrak system in the 1997 period as compared to the 1996 period. The Company has recently taken steps to standardize the platforms and tools used to develop its various software products. The Company believes that, as new development projects are undertaken, research and development costs will increase in absolute dollars in future periods.

 Years Ended December 31, 1996, 1995 and 1994

  Revenue. Revenue increased 26.9% to $32.6 million in 1996 and increased 22.2% to $25.7 million in 1995 from $21.0 million in 1994. Revenue from syndicated data products increased 35.6% to $15.8 million in 1996 and increased 24.1% to $11.7 million in 1995 from $9.4 million in 1994. The increase in syndicated data products revenue was primarily the result of increased sales of essential regulatory coding products due in large part to the addition of telemarketing and direct mail resources during this period. These additional marketing resources also contributed to increased sales of proprietary coding and reimbursement products in 1996.

  Revenue from benchmarking databases and software increased by 19.7% to $16.8 million in 1996 and increased 20.6% to $14.0 million in 1995 from $11.6 million in 1994. Revenue from benchmarking databases and software in 1996 increased due primarily to new benchmarking database products introduced at the end of 1995, an expanded sales force, a net increase in selling prices and increased sales of ClaimsManager and Claims Edit Systems. Sales of these systems increased due to increases in the number of value-added resellers offering the products as well as the availability of software interfaces enabling users to incorporate these systems into additional management information systems used by payors and providers.

  Cost of Revenue. Cost of revenue increased 20.6% to $11.1 million in 1996 and increased by 27.8% to $9.2 million in 1995 from $7.2 million in 1994. As a percentage of total revenue, cost of revenue was 33.9% in 1996, 35.7% in 1995 and 34.1% in 1994. Cost of revenue increased from 1994 to 1995 due primarily to shifts in syndicated data product mix and increases in resources to support increased volumes of software product sales. These additional resources were generally sufficient to support 1996 levels of business and, as a result, the total cost of revenue for benchmarking databases and software did not change significantly from 1995 to 1996.

  Selling, General and Administrative. Selling, general and administrative expenses in absolute dollars increased by 15.0% to $13.7 million in 1996 and increased by 10.9% to $11.9 million in 1995 from $10.8 million in 1994. As a percentage of revenue, selling, general and administrative costs decreased to 42.1% in 1996 from 46.5% in 1995 and 51.2% in 1994. The dollar increase in selling, general and administrative expenses was due primarily to increased sales and marketing expenses. Selling, general and administrative costs increased in 1996 due to increased legal and other professional service expenses associated with the resolution of certain legal matters and costs of hiring and relocating certain executive management personnel hired during 1996. Selling, general and administrative expenses decreased as a percentage of revenue due primarily to increasing sales volumes.

  Research and Development. Research and development expenses increased by 20.3% to $5.2 million in 1996 and increased by 38.0% to $4.3 million in 1995 from $3.1 million in 1994. As a percentage of revenue, research and development expenses were 16.0%, 16.9% and 14.9% in 1996, 1995 and 1994, respectively. The increase in research and development expenses was primarily the result of costs incurred for development of the Company's PowerTrak system and for clinical research and development of the CareTrends episode profiling techniques. To date, no software development costs have been capitalized by the Company. Costs accumulated after the establishment of technological feasibility have not been material.

  Income Taxes. The Company's effective tax rate was 36.6% in 1996, 67.1% in 1995 and 48.6% in 1994. Fluctuations from the statutory tax rates have occurred due primarily to accrual of reserves for deferred tax assets that potentially could expire before being utilized and benefits from research tax credits. The Company has federal and state net operating loss carry forwards as well as tax credits attributable to the Company's subsidiary. Because usage of these tax benefits is dependent upon the subsidiary being able to generate operating income, such tax benefits have been fully reserved. It is anticipated that in the future the Company's effective tax rate will approximate the combined federal and state statutory rate.

SELECTED QUARTERLY FINANCIAL RESULTS

  The following table sets forth certain unaudited quarterly financial information for the nine quarters ended September 30, 1997. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire fiscal year and the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as indications of future performance.

                                                          THREE MONTHS ENDED
                          -----------------------------------------------------------------------------------
                          SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1995      1995     1996     1996     1996      1996     1997     1997     1997
                          --------- -------- -------- -------- --------- -------- -------- -------- ---------
                                                            (in thousands)
Revenue:
 Syndicated data........    $ 934    $7,445   $2,626   $1,243   $2,992    $8,969   $3,122   $1,781   $4,023
 Benchmarking databases
  and software..........    3,090     3,954    4,311    3,631    3,970     4,876    4,886    4,200    4,779
                            -----    ------   ------   ------   ------    ------   ------   ------   ------
 Total revenue..........    4,024    11,399    6,937    4,874    6,962    13,845    8,008    5,981    8,802
Cost of revenue:
 Syndicated data........      545     4,103    1,299      716    1,433     5,007    1,516      885    1,989
 Benchmarking databases
  and software..........      646       650      713      584      612       689      851      775      795
                            -----    ------   ------   ------   ------    ------   ------   ------   ------
 Total cost of revenue..    1,191     4,753    2,012    1,300    2,045     5,696    2,367    1,660    2,784
                            -----    ------   ------   ------   ------    ------   ------   ------   ------
 Gross profit...........    2,833     6,646    4,925    3,574    4,917     8,149    5,641    4,321    6,018

Other expenses:
 Selling, general and
  administrative........    3,118     3,312    3,081    2,784    3,563     4,307    3,593    3,175    3,866
 Research and develop-
  ment..................    1,062     1,560    1,518    1,445    1,185     1,066    1,626    1,139    1,464
Net income (loss).......     (525)      654      187     (417)     102     1,757      259       21      470

  The Company's quarterly revenue and operating results have varied significantly in the past and are likely to vary substantially from quarter-to-quarter in the future. In addition, the Company has historically experienced and expects to continue to experience a seasonal pattern in revenue and net income, with revenue and net income in the fourth quarter being significantly higher than the other quarters due to the seasonal nature of the Company's syndicated data business. As a result of the concentration of shipments of syndicated data products in the fourth quarter, any delay in the release of updated coding reference data by the relevant agencies or professional associations, or any delay in the Company's production of coding reference materials for shipment to customers, could have a material adverse effect on the Company's business, financial condition or results of operations in a particular quarter or fiscal year or on an ongoing basis. Revenue from benchmarking database and software products typically do not experience seasonal fluctuations in the same manner as syndicated data products revenue.

LIQUIDITY AND CAPITAL RESOURCES

  During the three year period ended December 31, 1996 and for the nine months ended September 30, 1997, the Company has generally funded its operating and capital requirements through cash generated by operations. The Company generated cash from operations of $400,000 in 1994, $1.6 million in 1995, $3.2 million in 1996 and $4.1 million for the nine months ended September 30, 1997. At September 30, 1997, cash and cash equivalents totaled $5.3 million.

  Cash used in financing activities was $1.1 million in 1994, $900,000 in 1995, $800,000 in 1996 and $1.1 million in the nine months ended September 30, 1997. In 1994 and 1995, the Company borrowed $500,000 annually to finance seasonal inventory build up for syndicated data products. These borrowings were made pursuant to a revolving credit facility and were each outstanding for approximately six months. In 1996, the Company borrowed $500,000 to finance the acquisition of furniture and equipment. In August 1997, the Company repaid all of its outstanding indebtedness, including the remaining balance of this loan.

  In August 1997, the Company entered into a three year revolving line of credit facility with a bank which provides for an initial principal amount of $5.0 million and an interest rate of prime plus .25%. Beginning December 31, 1998 the available principal amount will decrease by $200,00 quarterly. Borrowings are limited to a percentage of eligible accounts receivable, inventory and equipment but in no event will the available credit be less than $2.25 million provided that the company remains in compliance with certain covenants. The covenants include liquidity, leverage and coverage ratios, profitability requirements, restrictions on additional indebtedness, payment of cash dividends on the Company's capital stock and certain restrictions on acquisitions and investments. Borrowings are secured by substantially all of the Company's assets. At September 30, 1997 the Company was eligible to borrow $4.5 million under its line of credit facility and was in compliance with covenants under the credit agreement.

  Cash used in investing activities consisting of purchases of furniture and equipment was $700,000 in 1994, $700,000 in 1995, $800,000 in 1996 and
$700,000 in the nine months ended September 30, 1997.

  The Company anticipates that it will be required to undertake capital expenditures of approximately $3.5 million over the next 12 months, including approximately $2.5 million of expenditures for new computer and management information systems. The Company anticipates funding these expenditures with a portion of the proceeds of this offering.

  The Company believes that the net proceeds from this offering, together with available funds and cash generated from operations, will be adequate to satisfy its operating and capital requirements for at least the next 12 months. There can, however, be no assurance that the Company will not require additional financing within this time frame. Such financing, if required, may not be available on favorable terms or at all. Future equity financings could result in dilution to the Company's stockholders.

                                   BUSINESS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Medicode is a leading provider of health care information products which reduce administrative costs associated with the reimbursement process, control clinical costs and increase the efficiency of the health care delivery process. The Company's products are used by payors, providers and self-insured employers to (i) accurately code and measure utilization of health care services; (ii) screen and edit claims for accuracy, consistency and compliance, (iii) efficiently evaluate, negotiate and implement provider payment arrangements, and (iv) track and analyze all aspects of care for a particular medical condition from initial diagnosis to treatment. The foundation for Medicode's solutions is its proprietary database of over 500 million geographically dispersed ambulatory patient care records, which is leveraged through the Company's clinical and technical expertise in data collection, mapping and analysis.

INDUSTRY BACKGROUND

  Health care expenditures have increased rapidly in recent years, totaling approximately $1 trillion in 1996. The rapid escalation of costs has led to the formation of managed care organizations ("MCOs"), which have sought aggressively to control costs and manage the delivery of care. Efforts initially focused on administrative cost reduction, followed by clinical cost containment and, more recently, care reengineering, or the prospective modification of health care delivery by providers. Payors have attempted to achieve cost savings by shifting to providers an increasing portion of the financial risk associated with care delivery, generally under capitated payment arrangements. Providers have responded by forming groups or networks, including emerging integrated delivery systems. As providers assume financial risk, they seek to implement strategies and solutions that reduce administrative costs, enhance revenue while containing clinical costs, and reengineer care delivery. Moreover, providers, payors and self-insured employers must balance these cost containment and care reengineering initiatives with increasing demands to demonstrate quality of care.

  Cost containment and care reengineering techniques have greatly increased the necessity for reliable clinical and financial data in the health care delivery and payment system. The pursuit of administrative savings has led to the implementation of systems and knowledge bases designed to streamline administrative processes and financial transactions. Efforts to contain clinical costs have led to the development of methodologies designed to assess the appropriateness of care and the reasonableness of provider charges, requiring standardized pricing guidelines and comparative databases and tools. More recent care reengineering efforts require systems to compare the outcomes of various treatment paths and standardization of best treatment practices. Due to the increasing complexity of the health care delivery and payment environment, the generation and use of health care claims data has become extremely important to the cost containment and care reengineering efforts of providers and payors. The typical patient encounter generates health care claims data which is consistent across reimbursement environments. The resulting database represents the most readily available and reliable set of geographically dispersed information regarding health care transactions.

  In the treatment documentation process, patient visits are documented, procedures and diagnoses are captured and coded, and the relevant data is entered into the provider's billing system. Because providers generally utilize English language descriptions of procedures and conditions, standard coding systems are employed to enable efficient claims processing and cross-provider comparisons. These coding systems represent the common language between providers and payors and constitute the standard unit of service identifier in both capitated and fee-for-service environments. A number of coding systems have been developed, including the World Health Organization's International Classification of Diseases, 9th Edition ("ICD-9"); the American Medical Association's ("AMA") Current Procedural Terminology, ("CPT"); and the

Healthcare Financing Administration's ("HCFA") Current Procedural Coding Systems ("HCPCS"). Substantial modifications to these coding systems are typically made on an annual basis to reflect changes in medical technology and practice.

  The data generated in the treatment documentation process is then used in the financial transaction process, which involves provider compensation, care utilization review, trend analysis and management reporting. In a traditional or discounted fee-for-service environment, claims are generated and transmitted to payors for adjudication and reimbursement. Payors review claims for accuracy, completeness and appropriateness of care, compare pricing against benchmarks and fee schedules, reprice claims when appropriate and employ the data generated for utilization analysis and reporting. Additionally, in a capitated environment, claims are replaced with care reports, which both MCOs and at-risk providers utilize to review appropriateness and effectiveness of care and, when applicable, calculate provider incentive payments. This reporting data is then analyzed and compared with national benchmarks to assess and improve the care delivery process and standardize treatment protocols. As health care's standard unit of service identifier, coding systems are fundamental to this range of analytical tasks in any reimbursement environment.

  Industry sources estimate the incidence of inaccurately or fraudulently coded claims to be 3% to 10% of claims nationwide. In addition to the substantial cost reduction opportunities available through claims analysis, editing and repricing, enhancing the accuracy of health care reimbursement claims and tracking and measuring the appropriateness of care provided to patients also represent significant needs. Providers need information solutions to improve the accuracy of claims submitted for reimbursement and to ensure appropriate revenue. Payors and self-insured employers require information solutions to screen and edit reimbursement claims for accuracy and cost appropriateness, and to track and analyze the level of care provided to patients for particular medical conditions. In order for providers, payors and self-insured employers to effectively use claims databases for cost containment and care reengineering, such databases must be standardized, normalized and screened for accuracy and reliability through the use of clinical editing techniques. As larger payor and provider organizations seek to integrate disparate data sets, they require more sophisticated clinical editing systems and enterprise-wide analytical tools.

MEDICODE SOLUTION

  Medicode's products are designed to provide solutions for administrative cost reduction, clinical cost containment and care reengineering. Medicode's syndicated data products, benchmarking databases and clinical editing software are used by payors, providers and self-insured employers to enhance each principal step in the patient encounter data flow. Medicode's products and services enhance its customers' ability to (i) accurately code and measure utilization of health care services, (ii) screen and edit claims for accuracy, consistency and compliance, (iii) efficiently evaluate, negotiate and implement provider payment arrangements, and (iv) track and analyze all aspects of care for a particular medical condition from initial diagnosis through treatment. The foundation for Medicode's solutions is its extensive, proprietary database of over 500 million geographically dispersed ambulatory patient care records, which is leveraged through the Company's clinical expertise and technical expertise in data collection, mapping and analysis. These elements form the basis for Medicode's product development and marketing strategy.

GROWTH STRATEGY

  Key elements of the Company's growth strategy include:

  * Develop and Market New Products Based on Database and Database Management Expertise. The Company maintains, updates, and manages a proprietary database of over 500 million patient encounter records reflecting actual health care transactions, which Medicode regularly updates through the addition of raw data contributed by customers. The Company plans to introduce in the fourth quarter of 1997 two new products developed through its database expertise: the PowerTrak System, a comprehensive workers' compensation and automobile medical insurance claims management tool; and Allowed Medical, a payor-oriented database of payor allowed health care claims. Additionally, in the first quarter of 1998, the Company plans to introduce CareTrends, a patient episode of care analysis tool. The Company believes its database and database management expertise provide an efficient and extensive platform for developing additional new products, which reduces time to market and overall development cost.

  * Leverage Large Customer Base. The Company has approximately 80,000 customers that have purchased one or more of its syndicated data products in the last three years and has over 1,300 licensed customers for its benchmarking database products. The Company believes there is a significant opportunity to expand sales to existing customers because many syndicated data and benchmarking database customers purchase only a small percentage of the current products offered in these product lines. Additionally, the Company continues to expand its syndicated data and benchmarking database product offerings through new product development. The Company also believes there is a substantial opportunity to cross-sell higher value clinical editing software to syndicated data and benchmarking database customers.

  * Target Provider and Self-Insured Employer Segments. The Company believes that providers and self-insured employers represent its fastest growing customer segments. As a result of cost containment initiatives in the health care industry, providers are increasingly assuming more financial risk. As a result, the Company is actively marketing many of its payor-oriented products to evolving provider organizations. In addition, the Company believes that a substantial opportunity is developing to sell many of its managed care oriented products to workers' compensation and automobile insurers. The Company believes that its understanding of and relationships with both the payor and provider markets represent a significant competitive advantage in this regard.

  * Target Larger Customers. The Company is increasingly targeting larger payor and provider organizations which typically have larger operating budgets, have more sophisticated requirements for analytical and decision support tools and can achieve a higher level of cost saving through use of enhanced information systems. The Company's ClaimsManager System is targeted toward large provider organizations and its PowerTrak System is being developed for large workers' compensation and automobile insurers. The Company believes that industry consolidation will create additional large potential customers as smaller payor and provider organizations, which represent a major portion of the Company's current customer base, are consolidated into larger entities.

  * Emphasize Repeat and Recurring Revenue. The Company derives a significant portion of its revenue from the sale of a product to a customer that purchased a similar product during the corresponding prior period. Medicode seeks to emphasize this repeat business by focusing on annual purchasing of updated syndicated data products and benchmarking databases and recurring revenue through contractual, multi-year software license agreements. In 1995 and 1996, approximately 75% of the Company's annual revenue was derived from customers that purchased a similar system or product in the prior year. The Company believes that its high level of repeat and recurring business results principally from Medicode's strong end-user relationships and the ongoing need for current information and analytical tools resulting from changes in medical practice and the continuing evolution of the health care industry.

  * Acquire Complementary Products and Businesses. The Company may acquire complementary businesses, products or technologies to expand into related areas and to increase market share within the Company's existing product lines. The Company believes that acquisitions of new products may provide additional cross-selling opportunities and expand its customer base.

PRODUCTS

  Medicode's products fall into three broad categories: (i) syndicated data products, (ii) benchmarking databases and (iii) clinical editing software. The following table summarizes the functions performed by the Company's principal products in each of these product categories:

                       PRODUCTS (CURRENT AND
    PRODUCT LINE         UNDER DEVELOPMENT)            DESCRIPTION                  CUSTOMERS
--------------------------------------------------------------------------------------------------------
  Syndicated Data   Essential Regulatory         Coding reference         80,000 customers over the last
   Products         Coding Products              materials covering CPT,  three years
                                                 ICD-9 and
                                                 HCPCS coding systems
              ------------------------------------------------------------------------
                    Proprietary Coding and       Interpretive tools using
                    Reimbursement                essential regulatory
                    Products                     coding products
              ------------------------------------------------------------------------
                    Third-Party Products         Resale of third-party
                                                 publications
--------------------------------------------------------------------------------------------------------
  Benchmarking      UCR Modules                  Prevailing fees for      1,300 licensed customers
   Databases        --Medical                    medical procedures by
                    --Dental                     CPT code at the
                    --Anesthesia                 geographic level
                    --HCPCS
                    --Outpatient Facility
              ------------------------------------------------------------------------
                    Workers' Compensation        State-mandated fee
                    Fee Schedule Module          schedules for workers'
                                                 compensation claims
              ------------------------------------------------------------------------
                    RBRVS Module                 Resource-based pricing
                                                 system
              ------------------------------------------------------------------------
                    Allowed Medical              Payor-allowed fees at
                    (under development,          the geographic and plan
                    beta site testing underway,  level
                    scheduled for release Q4/97)
              ------------------------------------------------------------------------
                    CareTrends database          Episodes of care for a
                                                 particular medical
                    CareTrends EIS               condition on a severity-
                                                 adjusted basis,
                    (under development,          identifying
                    beta site testing underway,  overutilization,
                    scheduled for release Q1/98) underutilization and
                                                 referral patterns
--------------------------------------------------------------------------------------------------------
  Clinical Editing  Claims Edit System           Edit claims on a line-   170 licensed customers
   Software                                      by-line basis to ensure
                                                 data accuracy,
                                                 normalization and
                                                 payment
              ------------------------------------------------------------------------
                    ClaimsManager System         Edit bills on a line-by-
                                                 line basis for accuracy,
                                                 data quality, and
                                                 revenue capture
              ------------------------------------------------------------------------
                    Medical Bill Advisor         Bill review and
                                                 repricing for workers'
                                                 compensation and auto
                                                 insurance medical claims
              ------------------------------------------------------------------------
                    PowerTrak System             Comprehensive management
                    (under development, beta     of workers' compensation
                    site testing underway,       and auto insurance
                    scheduled for release        medical claims covering
                    Q4/97)                       all state-mandated
                                                 payment rules and
                                                 regulations

 Syndicated Data Products

  The Company's syndicated data products include essential regulatory coding products consisting of usage manuals on the CPT, ICD-9 and HCPCS coding systems, and proprietary coding and reimbursement products consisting of problem-solving manuals and software products. Medicode's syndicated data products provide solutions for enhancing the administrative efficiency of the treatment documentation process and the accuracy of the patient encounter data created in this process. These technical information data products enable payors and providers to prepare and review medical, dental and workers' compensation claims for payment using the mandated coding systems. Providers utilize these products in the preparation of claims while payors and self-insured employers use these products in the claims review process. Because substantial modifications to the CPT, ICD-9 and HCPCS coding systems are typically made on an annual basis, customers typically require new coding reference materials at the beginning of each calendar year. Essential regulatory coding products are available in print and electronic media and will be furnished through an on-line service in the future. Proprietary coding and reimbursement products are available in print, electronic media and software. The Company also resells third-party publications.

 Benchmarking Databases

  Database Technology. Medicode's proprietary database of over 500 million patient encounter records reflecting actual health care transactions underlies the Company's current products and provides an efficient and extensive platform for developing new products. Medicode regularly updates its database by obtaining raw data from customers through its voluntary data contribution program. Currently, 22% of the Company's benchmarking database customers contribute data in exchange for credits against future database license fees. The Company estimates and accrues for data credits at the time of revenue recognition. Through this data contribution program, the Company is able to supply current information for its database related products. When data is submitted, it is run through a sophisticated proprietary editing and quality assurance process to standardize and normalize the data prior to acceptance into the databases. The Company's data engineering methodologies are designed to ensure that its databases are comprehensive, accurate and unbiased towards either payors or providers. The resulting objectivity allows the Company to market its products to both payors and providers and improves the credibility of the databases as benchmarking tools. In addition, the Company is developing new methodologies to analyze, edit and statistically validate health care encounter data to ensure that its core databases are up to date and accurate.

  Current Products. Medicode's benchmarking databases are proprietary solutions for financial and clinical cost containment and administrative efficiency initiatives in the financial transactions process. Payors incorporate the Company's databases in their claims adjudication systems to generate fee schedules for claims review and payment. These databases are also used to evaluate, negotiate and implement provider payment arrangements in managed care environments. The Company's five UCR modules are databases of usual, customary and reasonable ("UCR") charges for specific procedures in particular geographic areas. Workers' compensation modules incorporate current fee schedules for all of the approximately 40 states that have mandated the use of a standardized schedule. These modules are used by payors to implement state-mandated fee schedules and by states to benchmark their fee schedules. The resource based relative value system ("RBRVS") module is used to assess and analyze RBRVS fees to compare with change based contract amounts and enable migration to resource-based pricing and adjudication.

  Products Under Development. The Company is developing Allowed Medical, a product which is designed to provide a database based on charges allowed by payors rather than charges submitted by providers. Historically, health care pricing databases have primarily captured data regarding the amounts charged by providers, rather than the amounts that payors will actually allow, for particular procedures. Allowed Medical is being designed to provide an objective and defensible benchmark of payor-allowed charges in approximately 250 geographical and plan level groupings, differentiating between primary care and specialty fee settings. The Company believes that the Allowed Medical module methodology will be useful for payors and providers in creating, reviewing and repricing claims, establishing new contractual arrangements and assessing appropriate pricing levels in geographic markets.

  CareTrends is being developed to enable providers, payors and self-insured employers to optimize utilization of medical care through episode of care analysis. CareTrends uses a reference database that incorporates extensive data linked to a specific patient over a period of up to two years in order to capture an entire course of treatment for a particular condition. The CareTrends reference database of over 250 million records of patient encounter information is a subset of the Company's proprietary database. The actual clinical experience reflected in the CareTrends reference database will enable users to compare actual patient treatment with prevailing local treatment norms for specific medical conditions. CareTrends is being designed to support a variety of applications, including evaluating and comparing outcomes and treatment costs across networks, various benefit plans, individual physicians, physician groups and others, measuring the financial impact of a provider's practice patterns, evaluating the effect of a particular benefit structure on costs of care, and researching and evaluating a network or health care affiliate before accepting financial risk. Provider organizations, payors and self-insured employers will also be able to reengineer medical condition-specific care delivery processes by requiring individual providers to utilize protocols developed in part from CareTrends benchmarks.

  Medicode also intends to provide CareTrends database information and analytical services in which Medicode will perform episode of care analysis using the CareTrends database on the customers' data. Medicode will also license the CareTrends Executive Information System ("EIS"), a full decision support software tool, to enable customers to perform their own analysis.

 Clinical Editing Software

  Current Products. The Company leverages its basic coding resources and databases with claims editing software for both payors and providers. Payors use the Company's Claims Edit System in the claims review process to screen and edit claims on a line-by-line basis for accuracy, consistency and compliance with Medicare regulations and other payor requirements. Providers use Medicode's ClaimsManager to screen and edit bills during the claims generation process, with the dual goals of fully capturing appropriate provider revenue, and avoiding charges that result in rejection of payment and require claim resubmission. Payors use the Company's Medical Bill Advisor to review, reprice and adjudicate workers' compensation and automobile medical claims.

  Products Under Development. The Company is developing the PowerTrak system, which will succeed the Company's earlier-generation Medical Bill Advisor software system, as a decision support application for the workers' compensation and automobile insurance medical claims marketplace. Workers' compensation insurers must reimburse claims in accordance with state-mandated payment rules and regulations in all states with mandated workers' compensation fee schedules. Automobile insurers have historically not sought to aggressively manage or contain health care costs paid in connection with automobile accidents and, as a result, have encountered increasing exposure to medical reimbursement claims. PowerTrak is being developed to cover all states with mandated workers' compensation fee schedules and will be continually updated for state workers' compensation payment rules, regulations, and pricing. The Company believes that PowerTrak, when introduced, will represent the most comprehensive bill review and claims adjudication software application for managing such claims.

SERVICES

  Medicode complements its products with data analysis services, which primarily involve benchmarking a client's data against Medicode's reference databases. Through these services, the functionality of many of Medicode's products can be accessed by customers on a project fee basis. Medicode also provides analytical services to assist its customers in the review and statistical analysis of database information provided by Medicode. Other Medicode analytical services include impact analysis studies to demonstrate to prospective customers potential cost savings associated with use of Medicode products and operative report coding reviews which assist payors and providers in properly coding medical treatments or procedures that involve complex or unique coding concerns. In addition, in connection with software system installation, the Company may provide, at the customer's request, additional training and database configuration services. These services are typically billed to customers on a per project fee basis.

RESEARCH AND PRODUCT DEVELOPMENT

  The Company's research and product development activities include new software product development, new and ongoing database development, product updates and enhancements to existing products. The Company uses several methods to identify new product opportunities and enhancements to current products, including (i) targeted focus groups to collect feedback on specific requirements, (ii) co-development arrangements with selected customers, (iii) user conferences to achieve broad consensus on market needs, and (iv) feedback from users of the Company's analytical services.

  The Company's research and development activities are performed internally by the Company's research and development staff of 56 professionals as of September 30, 1997. The Company from time to time also uses outside software development consultants to gain access to specialized expertise. The Company plans to continue to increase its internal software research and development capabilities.

  Medicode's new software products under development consist primarily of its CareTrends EIS and PowerTrak systems which are being developed to run on Windows-based UNIX operating systems with an Oracle database. The Company is also developing Windows and UNIX based versions of its ClaimsManager and Claims Edit systems.

  The Company's research and development expenditures in the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994 were $4.2, $5.2, $4.3, and $3.1 million, respectively.

  The Company's products under development will require additional development, testing and quality assurance prior to commercial introduction. Furthermore, there can be no assurance that unforeseen delays or difficulties will not be encountered during the completion of development or that scheduled release dates will be achieved. There can be no assurance that the Company's expected new product releases and product enhancements will adequately address customers' requirements for performance and functionality or that new software products will not contain errors that would delay product introduction or shipment. In addition, products that the Company develops and introduces may not, when introduced, be responsive to the needs of the market and the Company's customers and may therefore fail to achieve market acceptance. Any inability of the Company to meet scheduled release dates for new products or the failure of new products being developed by the Company to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

CUSTOMERS

  The Company's customers include health care providers, payors and self-insured employers, located throughout the United States. As of September 30, 1997, the Company had more than 80,000 customers that have purchased one or more of its syndicated data products in the last three years, approximately 1,300 licensed customers for its benchmarking database products, and over 170 licensed customers for its clinical editing software products. Representative customers of the Company's products include the following:

             PAYORS/SELF-INSURED EMPLOYERS
                                              PROVIDERS
                                              Cleveland Clinic
                                              Dartmouth Hitchcock
             Boise Cascade
             Empire Blue Cross/Blue Shield    Duke University
             Healthcare Compare               Johns Hopkins University
             HealthSource                     PhyCor
             John Alden Insurance
                                              Scripps Clinic
             Kimberly Clark                   Stanford University
             Motorola                         University of Chicago
             Wal-Mart

SALES, MARKETING AND CUSTOMER SUPPORT

  Medicode's sales, marketing, and customer support organization is segmented into three sales groups, each focused on a specific market or customer segment, and its respective product and service offerings. The Company believes that this sales organization facilitates the marketing of additional products to the Company's existing customers and allows the Company's sales personnel to enhance focus on the product needs of the customers.

  Payor and Self-Insured Employer Group. This group focuses on selling benchmarking database products and clinical editing software to payors and self-insured employers. The Company employs a field sales force currently consisting of 10 account executives who sell to new customers. In addition, the Company employs six inside sales professionals who concentrate on renewals and sell new licenses to existing customers. These six inside sales personnel sell the Company's products through telemarketing, trade shows and an annual industry conference sponsored by the Company, and focus on generating leads for the Company's field sales force. The Company is currently implementing a program to use value-added resellers on a selected basis.

  Provider Group. Medicode has a field sales group, currently consisting of five sales personnel, focused on selling ClaimsManager to large provider group practices, clinics, academic centers and provider practice management companies. This sales group will also focus on selling certain of the Company's payor-oriented products to providers that are assuming financial risk for care delivery.

  Syndicated Data Group. Medicode sells syndicated data products through a direct sales and account management program, including field sales for large accounts and telemarketing. The Company conducts a direct mail campaign and circulates a catalog of currently available products five times a year to approximately 80,000 customers who have purchased products during the last three years and over 200,000 additional prospects. Medicode's telemarketing groups respond to in-bound orders and inquiries from customers and make out-bound calls between catalog mailings to generate new sales to new customers and expand sales to existing customers. Medicode also utilizes resellers who distribute certain of the Company's coding products under Medicode's name or under a private label.

  The sales cycles for the Company's products vary by product category. The Company's syndicated data products and benchmarking databases have sales cycles of approximately zero to six months, and the Company's clinical editing software products have sales cycles of approximately six to 12 months. The Company believes that its PowerTrak System will have a sales cycle of approximately 12 to 18 months. The health care information services industry has experienced, and may in the future experience, lengthening sales cycles, and such changes in sales cycles for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company, through its customer support group, provides customer service and support as part of the purchase price for benchmarking database and software products. This support includes a toll-free telephone help line to provide both clinical and technical assistance. To facilitate prompt response and tracking of customer inquiries, a computerized system is used to log, track, close and analyze all customer calls. The customer support group is comprised of experienced nurses, clinical coders, technical support specialists, and installation and training personnel. The customer support group is also responsible for performing operative report coding reviews and impact analysis studies.

COMPETITION

  The health care information systems market is intensely competitive. The Company believes that the principal competitive factors in the market include the breadth and quality of system and product offerings, access to proprietary data, the proprietary nature of methodologies and technical resources, and the price and the effectiveness of marketing and sales efforts. Many of the Company's existing and potential competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered, and the Company's products compete with various products in their relevant markets. The Company's potential competitors include specialty health care information companies, health care information systems companies, software vendors and large data processing and information companies. The Company also competes with the internal information resources and systems of certain of its prospective and existing customers. Furthermore, other major information companies not presently offering clinical health care information services may enter the markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY

  Medicode relies on a combination of trade secrets, patents, copyrights, trademarks, contractual provisions and technical measures to protect its rights in various methodologies, systems, products and databases. The Company seeks to protect its proprietary information through confidentiality agreements with its employees. The Company's policy is to have employees enter into agreements which among other things prohibits the disclosure of confidential information and requires assignment to the Company of proprietary rights to inventions that are related to the Company's business and are conceived during the employee's tenure with the Company. There can be no assurance that the legal protections available to and precautions taken by the Company will be adequate to prevent misappropriation of the Company's proprietary information. In addition, these precautions do not prevent independent third-party development of functionally equivalent or superior products or services.

  Medicode was issued a United States patent in September 1996 relating to methodologies used to analyze historical medical provider billings in order to statistically establish a normative utilization profile. The technology covered by this patent relates to Medicode's CareTrends product line. To date, the Company has not filed additional United States patent applications. There can be no assurance that the Company's issued patent or any future patents which may be issued to the Company will not be challenged and subsequently invalidated or circumvented by competitors or others.

  The Company has entered into a cross-license agreement with HPR, Inc. ("HPR") pursuant to which agreement HPR has granted to the Company a license to use, sell, develop, and sublicense to end-users products incorporating the techniques and methodologies in a United States patent held by HPR and the Company has granted HPR a license to use, sell, develop, and sublicense to end-users products incorporating the techniques and methodologies in the Company's patent relating to CareTrends. The agreement has a 30-year term, and the cross-licenses granted under the agreement are nonexclusive and non-royalty bearing and extend for the life of the respective patents. HPR's patent under which the Company is licensed relates to software algorithms which are designed to analyze medical treatment and procedure codes for clinical inconsistencies and logical errors.

  Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products overlap. The Company is not aware of any infringement claims against the Company; however, there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, patents, copyrights, trademarks or other proprietary rights. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, delay or prevent product shipments or require the Company to enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Any of these events could have a material adverse effect on the Company's business, operating results and financial condition.

EMPLOYEES

  As of September 30, 1997, the Company had 225 full time equivalent employees, including 53 in cost of sales and customer support and fulfillment, 85 in sales and marketing positions, 56 in research and development activities and 31 in administration. None of the Company's employees are represented by a union or other collective bargaining group. The Company believes its relationships with its employees to be satisfactory.

PROPERTIES

  The Company's principal facility is located in Salt Lake City, Utah, in approximately 54,000 square feet of leased space, under a lease that expires on May 1, 2001. The Company also leases approximately 9,000 square feet of warehouse space in Salt Lake City, Utah, under a lease that expires on June 30, 2001. The Company believes that its facilities are adequate for its current operations and its reasonably foreseeable future requirements.

LITIGATION

  The Company is not a party to any material pending litigation.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of September 30, 1997, are as follows:

           NAME             AGE                     POSITION
           ----             ---                     --------
Thomas F. Stephenson (1)     55 Chairman of the Board of Directors
 (III)....................
Eugene Santa Cattarina       50 President, Chief Executive Officer and Director
 (III)....................
Kevin W. Pearson..........   40 Chief Operating Officer, Chief Financial
                                 Officer, Treasurer and Secretary
Eileen R. Shanon..........   48 Senior Vice President, Purchaser and Payor Group
Jerold G. Seare, M.D......   48 Medical Director
Kevin M. Marcum...........   36 Senior Vice President, Syndicated Data Group
Terry L. Cameron..........   31 Senior Vice President, Provider Group
Thomas R. Martin..........   43 Senior Vice President, Software Development
Melville H. Hodge (2) (I).   67 Director
John H. Moragne (2) (I)...   40 Director
L. John Wilkerson (1)        54 Director
 (II).....................
Carl Witonsky (2) (II)....   59 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee
(I) Class I Director
(II) Class II Director
(III) Class III Director

  Thomas F. Stephenson has served as Chairman of the Board of Directors of the Company since 1993. Since 1988, Mr. Stephenson has been a General Partner of the Sequoia Capital group of venture capital funds. He currently serves as a director of Sequana Therapeutics, Inc., Sterigenics International, Inc. and several private companies. Mr. Stephenson holds a B.A. from Harvard College, an M.B.A. from the Harvard Business School and a J.D. from Boston College Law School.

  Eugene Santa Cattarina joined the Company in January 1996 as President and Chief Executive Officer. Prior to joining the Company, from 1986 to 1993, Mr. Cattarina served in several positions with TDS Healthcare Systems Corporation ("TDS") a health care software company, including Vice President Marketing and Sales, General Manager of Domestic Division and Chief Operating Officer and President. From 1993 to 1995, following the acquisition of TDS by ALLTEL Corporation, Mr. Cattarina served as Chief Operating Officer and President of TDS and then as Executive Vice President of ALLTEL Information Services-Healthcare Division, a health care software company. From 1967 to 1986, Mr. Cattarina held various positions with Technicon Corporation, a clinical laboratory automation Company, most recently as President of its Domestic division. Mr. Cattarina holds a B.S. in Chemistry from Brooklyn College.

  Kevin W. Pearson became the Chief Financial Officer of the Company in February 1993 and became Chief Operating Officer in September 1997. Mr. Pearson joined the Company in 1991 and previously held various positions in the database and syndicated data products divisions. Prior to joining the Company, from 1988 to 1991, Mr. Pearson was a senior manager in the Ernst & Young LLP health care consulting practice. Mr. Pearson holds a B.S. in Finance from the University of Utah and an M.B.A. from Harvard Business School.

  Eileen R. Shanon, the Company's founder, was appointed Senior Vice President, Purchaser and Payor Group in September 1997 and served as Senior Vice President of Corporate Affairs from January 1996 through September 1997. Ms. Shanon previously served as the Company's President from 1993 to January 1996. Prior to founding the Company in 1983, Ms. Shanon served for over 13 years as a consultant, medical administrator and multi-specialty review specialist. Ms. Shanon holds a B.S. in Business from Chadron State College.

  Jerold G. Seare, M.D. joined the Company in 1989 as Medical Director. Prior to joining the Company, from 1984 to 1989, Dr. Seare fulfilled his general surgical residency at the University of Utah affiliated hospitals. From 1972 to 1980, Dr. Seare operated his own chiropractic practice. Dr. Seare holds a B.S. from the University of Utah and an M.D. from the University of Utah.

  Kevin M. Marcum joined the Company in 1993 and has served as Senior Vice President, Syndicated Data Group since 1996. From 1991 to 1993, Mr. Marcum held a variety of sales, marketing and consulting positions, most recently with Franklin Quest Co., a time management and consulting entity where he served in the sales and training group of that company's Canadian subsidiary.

  Terry L. Cameron joined the Company in January 1997 as Senior Vice President, Provider Group. Prior to joining the Company, from 1996 to 1997, Mr. Cameron served as Executive Director of Washington University's Shared Practice Plan. From 1993 to 1996, Mr. Cameron was Director of Reimbursement and Managed Care at Duke University Medical Center. From 1992 to 1993, Mr. Cameron was Director of Accounts Receivable and Reimbursement for Lutheran General Medical Group. Mr. Cameron holds a B.S. in Business Administration from the University of Iowa.

  Thomas R. Martin joined the Company in February 1997 as Vice President Software Development. Prior to joining the Company, from 1976 to 1996, Mr. Martin held various positions with ALLTEL Information Services-Healthcare Division, a health care software company, most recently as Vice President of Research and Development. Mr. Martin holds a B.S. in Electrical Engineering from the Ohio Institute of Technology.

  Melville H. Hodge has served as a director of the Company since 1996. Since 1983, Mr. Hodge has been an independent management consultant. Mr. Hodge holds a B.S. in Electrical Engineering from Northwestern University and was a Sloan Fellow in Executive Management at Stanford University Graduate School of Business.

  John H. Moragne has served as a director of the Company since 1993. Since 1993, Mr. Moragne has been a Managing Director of Trident Capital, a private investment firm which he helped found. From 1989 to 1993, Mr. Moragne served as a principal of Information Partners, a private equity firm, and from 1989 to 1993, he served as a principal of Bain Capital, a leveraged-buyout firm. Mr. Moragne is a director of DAOU Systems, Inc. Mr. Moragne holds a B.A. from Dartmouth College, a Masters in Engineering and Petroleum Geology from the Stanford Graduate School of Applied Earth Sciences and an M.B.A. from Stanford Graduate School of Business.

  L. John Wilkerson has served as a director of the Company since 1993. Since 1990, Mr. Wilkerson has been a General Partner in Galen Associates, a risk capital partnership. Since 1980, Mr. Wilkerson has also held various positions with The Wilkerson Group, a dedicated health care products consulting practice, including his current position as a consultant to the Wilkerson Group. Mr. Wilkerson serves as a director of British Biotechnology PLC, Gensia-Sicor Inc. and Stericycle, Inc. Mr. Wilkerson holds a Ph.D. from Cornell University.

  Carl Witonsky has served as a director of the Company since 1994. Since 1991, Mr. Witonsky has been an independent management consultant. From July 1995 to December 1995, Mr. Witonsky also served as the interim Chief Executive Officer of the Company. From 1989 to 1992, Mr. Witonsky served as the Chief Executive Officer and Chairman of the Board of GMIS Inc., a health care information systems company. He currently serves as the Chairman of the Board of both Integrated Medical Management and Pace Health Management Systems and as a director of Healthworks Alliance. In addition, Mr. Witonsky is a Venture Partner at St. Paul Venture Capital. Mr. Witonsky holds a B.S. in Mathematics and Physics from Albright College and is a graduate of The IBM Systems Research Institute.

BOARD COMPOSITION

  The Company currently has authorized six directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes; Class I, whose term will expire at the annual meeting of stockholders to be held in 1998; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Mr. Hodge and Mr. Moragne, the Class II directors are Mr. Wilkerson and Mr. Witonsky, and the Class III directors are Mr. Stephenson and Mr. Cattarina. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

  Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than nonemployee directors, devotes substantially full time to the affairs of the Company. The Company's nonemployee directors devote such time to the affairs of the Company as is necessary to discharge their duties. Ilan Shanon, an employee of the Company, is the spouse of Eileen Shanon, the Company's Senior Vice President, Purchaser and Payor Group. Otherwise, there are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee consisting of Messrs. Hodge, Witonsky and Moragne reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee consisting of Messrs. Stephenson and Wilkerson reviews and recommends to the Board the compensation and benefits of all executive officers of the Company, administers the Company's 1997 Stock Plan and 1997 Employee Stock Purchase Plan with respect to grants made thereunder to executive officers, and reviews general policies relating to compensation and benefits of employees of the Company.

DIRECTOR COMPENSATION

  The Company does not pay its directors for attending meetings of the Board of Directors or for serving on Committees of the Board of Directors. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings. From time to time, certain directors of the Company have received grants of options to purchase shares of the Company's Common Stock pursuant to the 1991 Stock Option Plan. After the closing of this offering, directors of the Company will be eligible to receive grants of options to purchase Common Stock pursuant to the 1997 Stock Option Plan. See "-- Incentive Stock Plans" and "Certain Transactions."

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth certain information for the year ended December 31, 1996 regarding the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total salary and bonus for such fiscal year were in excess of $100,000 (the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE

                                                   LONG-TERM
                                                  COMPENSATION
                                                  ------------
                                                     AWARDS
                                                  ------------
                             ANNUAL COMPENSATION   SECURITIES
                             --------------------  UNDERLYING     OTHER
NAME AND PRINCIPAL POSITION  SALARY($)  BONUS($)   OPTIONS(#)  COMPENSATION
---------------------------  ---------- --------- ------------ ------------
Eugene Santa Cattarina.....   $200,000   $100,000   386,291      $54,000(1)
 President and Chief Execu-
 tive Officer
Kevin W. Pearson...........    150,000     67,500    21,990        2,000(2)
 Executive Vice President,
 Chief Operating Officer
 and Chief Financial Offi-
 cer
Eileen R. Shanon...........    130,000     68,000       --        12,000(3)
 Senior Vice President,
 Purchaser and Payor Group
Jerold G. Seare............    145,000     28,000       --           --
 Medical Director
Kevin M. Marcum............    120,000     60,000    51,310          --
 Senior Vice President,
 Syndicated Data Group

--------
(1) Represents reimbursement for relocation costs incurred in connection with commencing employment with the Company.
(2)Represents long-term disability insurance premiums paid by the Company.
(3)Represents an automobile allowance and long-term disability insurance premiums paid by the Company.

  Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                    OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                                                                            POTENTIAL REALIZABLE
                                        PERCENT OF                                VALUE AT
                                          TOTAL                                ASSUMED ANNUAL
                           NUMBER OF     OPTIONS                               RATES OF STOCK
                          SECURITIES    GRANTED TO                           PRICE APPRECIATION
                          UNDERLYING   EMPLOYEES IN   EXERCISE               FOR OPTION TERM(4)
                            OPTIONS       FISCAL       PRICE     EXPIRATION --------------------
                         GRANTED(#)(1)  YEAR(%)(2)  ($/SHARE)(3)    DATE      5%($)     10%($)
                         ------------- ------------ ------------ ---------- --------- ----------
Eugene Santa Cattarina..    386,291(5)    42.92%       $ .85           N/A  $     N/A $      N/A
Kevin W. Pearson........     21,990        2.44          .85       1/18/06     12,000     30,000
Eileen Shanon...........        --          --           --            --         --         --
Jerold G. Seare.........        --          --           --            --         --         --
Kevin M. Marcum.........     14,660        1.63          .85       1/18/06      8,000     40,000
                             36,650        4.07         1.71      10/17/06     39,000    100,000

--------

(1) Options were granted under the Company's 1991 Stock Option Plan and vest over four years with one-fourth vesting on the first anniversary of the date of grant, and the remaining shares vesting in equal monthly installments over the next thirty-six months thereafter, subject to continued employment with or services to the Company.

(2) Based on an aggregate of 900,124 options and stock purchase rights granted by the Company in the year ended December 31, 1996 to employees and directors of and consultants to the Company, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(5) The grant to Mr. Cattarina was in the form of a stock purchase right and was made pursuant to the Company's 1991 Stock Option Plan. Mr. Cattarina purchased such shares in June 1996 at a purchase price of $.85 per share. The purchase price was paid by delivery of a full recourse promissory note in the amount of $329,375, which note bears interest at 6% per annum and is due and payable in full on the earlier of January 1, 2003 or 90 days following the termination of Mr. Cattarina's employment with the Company. The shares are subject to a right of repurchase in favor of the Company which right lapsed as to 25% of such shares on January 1, 1997 and lapses as to the remaining shares on a ratable, monthly basis over the next 36 months. In the event of the termination of Mr. Cattarina's employment prior to the lapse of such repurchase right, the Company has the option to repurchase, at a repurchase price equal to the original purchase price, any shares as to which the repurchase right has not lapsed. See "Certain Transactions."

  Year End Option Values. No Named Executive Officer exercised any stock options during the fiscal year ended December 31, 1996, other than the stock purchase right exercised by Mr. Cattarina in June 1996. The exercise price for such stock purchase right was equal to the fair market value of the Company's Common Stock at the time of such exercise, and accordingly no value was realized by Mr. Cattarina at the time of such exercise. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held at December 31, 1996:

            AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND

                      FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR-END              AT FISCAL YEAR-END (1)
                         ----------------------------------   -------------------------
                          EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
                         ---------------   ----------------   ----------- -------------
Eugene S. Cattarina.....               --                --     $   --       $   --
Kevin W. Pearson........           213,790            72,080    400,000      139,000
Eileen R. Shanon........           116,233            18,325    247,000       34,000
Jerold G. Seare.........            46,727            11,912     94,000       26,000
Kevin M. Marcum.........             3,512            55,128      7,000       72,000

--------

(1) Calculated on the basis of the fair market value of the underlying securities on December 31, 1996 of $2.73 per share, as determined by the Company's Board of Directors, minus the exercise price.

STOCK PLANS

  1991 Stock Option Plan. The Company's Amended and Restated 1991 Stock Option Plan (the "1991 Plan") provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants. Options granted under the 1991 Plan typically vest over four years. As of September 30, 1997, options to purchase an aggregate of 1,582,428 shares of Common Stock (plus options to purchase an additional 122,202 shares which were granted prior to adoption of the 1991 Plan) were outstanding and 742,072 shares had been issued upon exercise of outstanding options and stock purchase rights. The remaining shares reserved for issuance under the 1991 Plan will be carried forward and reserved for issuance under the 1997 Plan, as described below. Options granted under the 1991 Plan will remain outstanding in accordance with their terms, but the Board of Directors has determined that following the date of this Prospectus, no additional options will be granted under the 1991 Plan.

  1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") provides for the grant of incentive stock options to employees (including employee directors) and nonstatutory stock options and stock purchase rights to employees, directors and consultants. A total of 750,000 shares of Common Stock (including the 607,500 shares remaining available for issuance under the 1991 Plan) have been reserved for issuance under the 1997 Plan, all of which are currently available for grant. The 1997 Plan is administered by the Board of Directors or one of its committees, as applicable. Options and stock purchase rights granted under the 1997 Plan will vest as determined by the relevant administrator, and may accelerate and become fully vested in the event of an acquisition of the Company if not assumed or an equivalent option or right is not substituted by the successor corporation or an affiliate thereof. The exercise price of options and stock purchase rights granted under the 1997 Plan will be as determined by the plan administrator, although the exercise price of incentive stock options must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The Board of Directors may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate in September 2007, unless sooner terminated by the Board of Directors.

  1997 Employee Stock Purchase Plan. The Company has adopted a 1997 Employee Stock Purchase Plan (the "Purchase Plan") and has reserved a total of 200,000 shares of Common Stock for issuance thereunder. No shares have been issued under the Purchase Plan. The Purchase Plan will be administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation, up to a maximum of $25,000 for all purchases ending within the same calendar year. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. Unless the Board of Directors or its committee determine otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence on the date of this Prospectus, and new 24 month offering periods will commence every six months thereafter. In the event of an acquisition of the Company, offering and purchase periods then in progress shall be shortened and all options automatically exercised. The price at which Common Stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment. The Board may amend or modify the Purchase Plan at any time. The Purchase Plan will terminate in September 2007, unless terminated earlier in accordance with its provisions.

401(K) PLAN

  The Company has adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees who meet certain eligibility requirements. Pursuant to the 401(k) Plan, employees may elect to defer a portion of their current compensation in an amount up to the lesser of the statutorily prescribed limit ($9,500 in 1997) which is set annually by the Internal Revenue Service or 15% of their pre-tax earnings and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan also authorizes the Company to make matching contributions, the maximum amount which must be set by the Board of Directors prior to the end of each plan year. The Board of Directors has authorized matching contributions for the calendar year 1997 of the lesser of 50% of the employee deferral limited to a maximum Company match of 2% of an employee's salary. The 401(k) Plan is intended to qualify under Section 401 of the Code so that employee deferrals and Company contributions to the plan and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that employee deferrals and contributions by the Company, if any, will be deductible by the Company for the fiscal year to which they relate.

EXECUTIVE OFFICER BONUS PLAN

  The Company has maintained an employee bonus plan which provides for annual bonuses for executive officers. Bonuses paid under the plan will be paid in cash after the end of the year if the Company in such year meets predetermined targets. Each executive officer's bonus amount is determined on the basis of satisfaction of prespecified personal goals. The bonus plan is subject to change at the discretion of the Compensation Committee.

EMPLOYMENT CONTRACTS AND CHANGES OF CONTROL ARRANGEMENTS

  The Compensation Committee of the Board of Directors, as Plan Administrator of the 1997 Stock Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Executive Officers and any other officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following a change in control event.

  None of the Named Officers have employment agreements with the Company, and their employment may be terminated at any time. However, the Company has entered into an agreement with Mr. Cattarina, the Company's President and Chief Executive Officer, which provides for the acceleration of vesting of certain shares subject to the Company's repurchase option so that such shares shall immediately become fully exercisable in the event of certain changes in control. In addition, Messrs. Martin, Cameron, Pearson and Cattarina commenced employment with the Company pursuant to employment offer letters which entitle such individuals to certain severance payments in the event their employment is terminated by the Company without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the year ended December 31, 1996.

LIMITATIONS ON LIABILITIES AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

  The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                             CERTAIN TRANSACTIONS

  In January 1996, the Company sold 386,291 shares of Common Stock to Eugene
S. Cattarina, the Company's President and Chief Executive Officer, for an aggregate purchase price of $329,375, which was paid by delivery of a full recourse promissory note with an interest rate of 6.0%. The loan is due and payable in full on the earlier of January 1, 2003 or 90 days following the termination of Mr. Cattarina's employment with the Company. The shares are subject to a right of repurchase in favor of the Company which right lapsed as to 25% of such shares on January 1, 1997 and lapses as to the remaining shares on a ratable, monthly basis over the next 36 months. In the event of the termination of Mr. Cattarina's employment prior to the lapse of such repurchase right, the Company has the option to repurchase, at a repurchase price equal to the original purchase price, any shares as to which the repurchase right has not lapsed.

  In July 1997, Registrant granted stock options to employees and directors under its stock plans covering an aggregate of 236,759 shares of Registrant's Common Stock, at an exercise price of $4.09 per share.

  The Company has from time to time granted options and other compensation to its directors and executive officers. Options granted to executive officers vest and become exercisable in full in the event of an acquisition of the Company in which the stockholders of the Company before the transaction own less than 50% of the voting securities of the surviving or successor corporation (or its parent if any) after the transaction. See "Management-- Director Compensation," "--Executive Compensation" and "--Stock Plans."

  All future transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of September 30, 1997 and as adjusted to reflect the sale by the Company and the Selling Stockholders of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters over-allotment option) by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Common Stock, (ii) each director,
(iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each Selling Stockholder. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

                           AMOUNT AND NATURE OF              AMOUNT AND NATURE OF
                           BENEFICIAL OWNERSHIP              BENEFICIAL OWNERSHIP
                          OF COMMON STOCK BEFORE             OF COMMON STOCK AFTER
                             THE OFFERING (1)                  THE OFFERING (1)
                          ----------------------- NUMBER OF -----------------------
                                    PERCENTAGE OF  SHARES             PERCENTAGE OF
  NAME AND ADDRESS OF                OUTSTANDING    BEING              OUTSTANDING
    BENEFICIAL OWNER       NUMBER      SHARES      OFFERED   NUMBER      SHARES
  -------------------     --------- ------------- --------- --------- -------------
Entities Affiliated with
 Sequoia Capital (2)....  1,624,008     24.3%           --  1,624,008     20.5%
 Thomas F. Stephenson
 3000 Sand Hill Road
 Menlo Park, CA 94025
Entities Affiliated with
 Galen Partners (3).....  1,253,821     18.8            --  1,253,821     15.8
 L. John Wilkerson
 666 Third Avenue
 New York, NY 10017
Entities Affiliated with
 Partech/Paribas (4)....  1,051,535     15.7            --  1,051,535     13.2
 101 California Street,
 Suite 3150
 San Francisco, CA 94111
Entities Affiliated with
 Trident Capital (5)....    541,335      8.1            --    541,335      6.8
 John Moragne
 2480 Sand Hill Road,
 Suite 100
 Menlo Park, CA 94025
St. Paul Fire and Marine
 Ins. Co. (6)...........    501,530      7.5            --    501,530      6.3
 8500 Normandale Lake
 Blvd.
 Bloomington, MN 55437
Thomas F. Stephenson
 (2)....................  1,624,008     24.3            --  1,624,008     20.5
 Sequoia Capital
 3000 Sand Hill Road
 Menlo Park, CA 94025
John H. Moragne (5).....    541,335      8.1            --    541,335      6.8
 Trident Capital
 One Bush Street, 15th
 Floor
 San Francisco, CA 94104
L. John Wilkerson (3)...  1,253,821     18.8            --  1,253,821     15.8
 666 Third Avenue
 New York, NY 10017
Carl Witonsky (7).......     68,144      1.0            --     68,144        *
Melville H. Hodge(8)....     35,184        *            --     35,184        *
Eugene S. Cattarina (9).    386,291      5.8                  386,291      4.9
Eileen R. Shanon (10)...    328,301      4.8       204,005    124,296      1.6
Kevin W. Pearson (11)...    250,746      3.6                  250,746      3.1
Jerold G. Seare (12)....     56,806        *                   56,806        *
Kevin M. Marcum (13)....     22,601        *                   22,601        *
All current directors
 and executive officers
 as a group (12 persons)
 (14)...................  4,605,718     63.7       204,005  4,401,713     51.9
Brent Anderson (15).....    161,846      2.4       161,846         --        *
Edward Baker (16).......     12,461        *        12,461         --        *
Charles J. Chamberlain..      2,137        *         2,137         --        *
Stephen Ensign..........     17,852        *         7,999      9,853        *
First Security Bank.....     58,028        *        51,591      6,437        *
 Custodian FBO John H.
 Flanders IRA Rollover
Barry Johnson...........     43,979        *        14,979     29,000        *
Kenneth D. Lame or Ruth
 Dodge Lame joint
 tenants with rights of
 survivorship...........    185,693      2.8        24,999    160,694      2.0
Richard Mandahl.........      6,597        *         2,199      4,398        *
James T. Murphy.........    175,145      2.6        28,545    146,600      1.8
Smith Barney............      6,718        *         3,665      3,053        *
 Custodian for Barbara
 Ray
Byron Smith (17)........    259,524      3.8       129,762    129,762      1.6
William Tate (18).......    105,812      1.6       105,812         --        *

-------
*  Less than one percent.

 (1) Applicable percentage of ownership is based on (i) before this offering, 6,686,535 shares of Common Stock (which number includes (a) 5,398,257 shares outstanding on September 30, 1997, (b) 1,060,386 shares to be issued prior to the closing of the Offering upon exercise of outstanding warrants and (c) 227,892 shares to be sold by certain Selling Stockholders after exercise of outstanding stock options); and (ii) after this offering; 7,936,535 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 30, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Consists of (i) 796,983 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 220,726 shares held by Sequoia Capital Growth Fund, (ii) 394,252 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 109,187 shares held by Sequoia Capital V, (iii) 50,886 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 14,088 shares held by Sequoia Technology Partners III, (iv) 16,955 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 4,696 shares held by Sequoia XXIII, and (v) 12,716 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 3,519 shares held by Sequoia Technology Partners V. Thomas F. Stephenson is the Chairman of the Board of Directors of the Company and a general partner of the general partner of each of Sequoia Capital Growth Fund, Sequoia Capital V, Sequoia Technology Partners III, Sequoia XXIII and Sequoia Technology Partners V. Mr. Stephenson disclaims beneficial ownership of the shares held by Sequoia Capital Growth Fund, Sequoia Capital V, Sequoia Technology Partners III, Sequoia XXIII and Sequoia Technology Partners V except to the extent of his proportionate partnership interest therein. Excludes options to purchase 14,660 shares of Common Stock granted in July 1997.

 (3) Consists of (i) 758,465 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 164,299 shares held by Galen Partners II, L.P., (ii) 290,195 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 36,968 shares held by Galen Partners International II, L.P., and (iii) 3,267 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 627 shares held by Galen Employee Fund, L.P. L. John Wilkerson is a director of the Company and is a general partner of the general partner of each of Galen Partners II, L.P., Galen Partners International II, L.P., and Galen Employee Fund, L.P. Mr. Wilkerson disclaims beneficial ownership of the shares held by Galen Partners II, L.P., Galen Partners International II, L.P., and Galen Employee Fund, L.P. except to the extent of his proportionate partnership interest therein. Excludes options to purchase 14,660 shares of Common Stock granted in July 1997.

 (4) Consists of (i) 423,927 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 117,410 shares held by U.S. Growth Fund Partners C.V., (ii) 239,518 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 66,336 shares held by Parvest U.S. Partners II, C.V., (iii) 152,613 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 42,267 shares held by Paribus U.S. Partners V.O.F., and (iv) 7,417 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 2,047 shares held by Multinvest Limited.

 (5) Consists of (i) 353,915 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 98,019 shares held by Trident Capital Partners Fund--I, L.P., and (ii) 70,011 shares and warrants exercisable within 60 days of September 30, 1997 to purchase an aggregate of 19,390 shares held by Trident Capital Partners Fund--I, C.V. John H. Moragne is a director of the Company and is an employee of the general partner of the general partner of each of Trident Capital Partners Fund--I, L.P. and Trident Capital Partners Fund--I, C.V. Mr. Moragne disclaims beneficial ownership of the shares held by Trident Capital Partners Fund--I, L.P. and Trident Capital Partners Fund--I, C.V. except to the extent of his proportionate partnership interest therein. Excludes options to purchase 14,660 shares of Common Stock granted in July 1997.

 (6) Consists of 420,771 shares and warrants exercisable within 60 days of September 30, 1997 to purchase 80,759 shares.

 (7) Consists of 17,445 shares and options to purchase 50,699 shares exercisable within 60 days of September 30, 1997. Excludes options to purchase 14,660 shares of Common Stock granted in July 1997.

 (8) Consists of 35,184 shares, of which 23,456 shares are subject to a repurchase option in favor of the Company as of September 30, 1997. Excludes options to purchase 14,660 shares of Common Stock granted in July 1997.

 (9) Consists of 386,291 shares, of which 225,336 shares are subject to a repurchase option in favor of the Company as of September 30, 1997. See "Management--Executive Compensation" and "Certain Transactions." Excludes options to purchase 36,796 shares of Common Stock granted in July 1997.

(10) Consists of 204,005 shares and options to purchase 124,296 shares exercisable within 60 days of September 30, 1997. Excludes options to purchase 146 shares of Common Stock granted in July 1997 and options held by Ilan Shanon, an employee of the Company and the spouse of Ms. Shanon. Ms. Shanon disclaims beneficial ownership of such options.

(11) Consists of options exercisable within 60 days of September 30, 1997. Excludes options to purchase 11,141 shares of Common Stock granted in July 1997.

(12) Consists of options exercisable within 60 days of September 30, 1997. Excludes options to purchase 146 shares of Common Stock granted in July 1997.

(13) Consists of options exercisable within 60 days of September 30, 1997. Excludes options to purchase 29,466 shares of Common Stock granted in July 1997.

(14) Consists of 3,390,570 shares, warrants exercisable within 60 days of September 30, 1997 to purchase 671,519 shares and options to purchase 543,629 shares exercisable within 60 days of September 30, 1997. Excludes options to purchase 151,287 shares of Common Stock granted in July 1997.

(15) Consists of 103,206 shares and options to purchase 58,640 shares exercisable within 60 days of September 30, 1997. Of the 161,846 shares shown in this table as being offered by Mr. Anderson, 58,640 shares are expected to be offered upon the exercise of options immediately prior to this offering.

(16) Consists of options exercisable within 60 days of September 30, 1997. The 12,461 shares shown in this table as being offered by Mr. Baker are expected to be offered upon the exercise of options immediately prior to this offering.

(17) Consists of 121,862 shares and options to purchase 137,662 shares exercisable within 60 days of September 30, 1997. Of the 129,762 shares shown in this table as being offered by Mr. Smith, 68,831 shares are expected to be offered upon the exercise of options immediately prior to the offering.

(18) Consists of 17,852 shares and options to purchase 87,960 shares exercisable within 60 days of September 30, 1997. Of the 105,812 shares shown in this table as being offered by Mr. Tate, 87,960 shares are expected to be offered upon the exercise of options immediately prior to this offering.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 50,000,000 shares of Common Stock, $0.001 par value per share and authorizes the issuance of 5,000,000 shares of Preferred Stock, $0.001 par value per share, the rights and preferences of which may be established from time to time by the Company's Board of Directors. As of September 30, 1997, 6,458,643 shares of Common Stock (including 4,016,263 shares issuable upon conversion of outstanding Preferred Stock and 1,060,386 shares issuable upon exercise of outstanding warrants upon the completion of this offering) were issued and outstanding and held of record by 33 stockholders.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock which the Company may designate in the future.

PREFERRED STOCK

  Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of Preferred Stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  As of the date hereof, the holders of 5,076,649 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of the Registration Right Agreement between the Company and such holders. Subject to certain limitations in the agreement, the holders of at least 30% of the Registrable Securities (or any lesser number of shares of Registrable Securities having an expected aggregate offering price, net of underwriting discounts and commissions, greater than $7,500,000) may require, at any time, that the Company register their shares for public resale. In this connection, the holders of Registrable Securities are entitled to request registration of their shares on Form S-1 or any similar long form registration statement on not more than two occasions. In addition, any holder or holders or Registrable Securities may request on one occasion each calendar year that the Company file a registration on Form S-3 (or any successor form to S-3) for a public offering of shares of Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $500,000. In addition, if the Company registered any of its Common Stock either for its own account or for the account of any of its stockholders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All expenses incurred in connection with any required registration effected pursuant to the Registration Rights Agreement (other than underwriting discounts and commissions) must be borne by the Company.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  Certain provisions of Delaware law and the Company's Certificate of Incorporation could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  The Company will be subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholder.

  The Company's Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board, if any, the President of the Company. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board of Directors, the Chairman of the Board, if any, or the President of the Company. The Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

  The Company's Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least two-thirds of the voting stock of the Company to amend the foregoing provisions of the Certificate of Incorporation and Bylaws.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is Norwest Bank Minnesota, N.A..

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 7,936,535 outstanding shares of Common Stock assuming no exercise of outstanding options after September 30, 1997 other than the exercise of an aggregate of 227,892 options to purchase Common Stock by certain Selling Stockholders, all of which shares will be sold in this offering. Of these shares, the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined under Rule 144 adopted under the Securities Act. The remaining 5,936,535 shares of Common Stock outstanding upon completion of this offering are "restricted securities" as defined in Rule 144 ("Restricted Shares"), all of which shares are subject to lock-up agreements with the representatives of the Underwriters. See "Underwriting."

  Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and adversely affect the Company's ability to raise additional capital in the capital markets at a time and price favorable to the Company. As a result of the lock-up agreements and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus, (ii) 4,876,149 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rule 144 and Rule 701 and (iii) the remaining 1,060,386 shares will be eligible for sale thereafter upon expiration of their respective one-year holding periods.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 79,365 shares immediately after this offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers between May 20, 1988, the effective date of Rule 701, and the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act (including options granted before May 20, 1988, if made in accordance with the Rule had it been in effect), along with the shares acquired upon exercise of such options beginning May 20, 1988 (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, such securities may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

  Assuming no currently outstanding options are exercised as of the date hereof, the Company intends to file a registration statement on Form S-8 under the Securities Act to register approximately 2,427,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan and the 1997 Employee Stock Purchase Plan, thus permitting the resale of shares issued under such Plans by non-affiliates in the public market without restriction under the Securities Act. Such registration statement is expected to be filed within 90 days after the date of this Prospectus and will automatically become effective upon filing. 90 days following the date of this Prospectus, no shares issuable upon the exercise of vested options as of such date will be eligible for sale pursuant to Rule 701. 180 days after the date of this Prospectus, 961,097 shares issuable upon exercise of vested options that are subject to the lock-up agreements will be eligible for sale.

  After this offering, the holders of approximately 5,076,649 shares are entitled to certain registration rights with respect to such shares. If such registration rights are exercised, the shares can be sold without any holding period or sales volume limitation. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration the shares held by such holders pursuant to the exercise of their registration rights, such sales might have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights."

  Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time may have on the market price of the Common Stock. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market may adversely affect the market price of the Common Stock offered hereby and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement by and among the Company, the Selling Stockholders and the Underwriters, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       NUMBER OF
         UNDERWRITERS                                                    SHARES
         ------------                                                  ---------
      BancAmerica Robertson Stephens..................................
      Hambrecht & Quist LLC...........................................
      Wessels, Arnold & Henderson, L.L.C..............................
                                                                       ---------
          Total....................................................... 2,000,000
                                                                       =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than
$   per share, of which $   may be reallowed to other dealers. After the
consummation of this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company or the Selling Stockholders as set forth on the cover page of this Prospectus.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the same price per share as the Company and the Selling Stockholders will receive for the 2,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

  Pursuant to the terms of lock-up agreements, the holders of 6,458,643 shares of the Company's Common Stock prior to the offering have agreed with the Representatives that, except for 522,108 shares being sold by the Selling Stockholders in this offering, until 180 days after the effective date of this Prospectus (the "lock-up period") they will not sell or otherwise dispose of any shares of Common Stock, including shares issuable under options or warrants exercisable during the 180 days after the date of this Prospectus, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. 4,876,149 shares of Common Stock subject to the lock-up agreements will become eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of Rule 144 and Rule 701 and 1,060,386 shares will be eligible for sale thereafter upon expiration of their respective one-year holding period. BancAmerica Robertson Stephens may, in its sole discretion, and at any time without notice, release all or a portion of the securities subject to the lock-up agreements. See "Shares Eligible for Future Sale." In addition, the Company has agreed that until the expiration of the lock-up period, the Company will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock, other than the Company's sales of shares in this offering, the issuance of shares of Common Stock upon the exercise of outstanding options, the grant of options to purchase shares or the issuance of shares of Common Stock under the Company's 1991 Stock Option Plan, the 1997 Stock Option Plan and the 1997 Employee Stock Purchase Plan, without the prior written consent of BancAmerica Robertson Stephens.

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Prior to this offering, there has been no public market for the Company's securities. The initial public offering price of the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the current state of the industry and the economy as a whole, and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                    EXPERTS

  The financial statements of Medicode, Inc. at December 31, 1995, 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997 appearing in this Prospectus, and the financial statement schedule for the aforementioned periods included in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected or copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................. F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Medicode, Inc.

We have audited the accompanying consolidated balance sheets of Medicode, Inc. as of December 31, 1995 and 1996, and September 30, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medicode, Inc. at December 31, 1995 and 1996, and September 30, 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Salt Lake City, Utah

October 27, 1997

  The foregoing report is in the form that will be signed upon the completion of stockholder approval of changes to capital accounts described in Note 5 to the financial statements.

                                          /s/ Ernst & Young LLP

Salt Lake City, Utah

October 27, 1997

                                 MEDICODE, INC.

                          CONSOLIDATED BALANCE SHEETS

            (in thousands, except share and per share amounts)

                                                                 PRO FORMA
                                                               STOCKHOLDERS'
                               DECEMBER 31,                      EQUITY AT
                             ------------------  SEPTEMBER 30, SEPTEMBER 30,
                               1995      1996        1997          1997
                             --------  --------  ------------- -------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents.  $  1,405  $  3,038    $  5,345
 Accounts receivable, less
  allowance for doubtful
  accounts of $137, $207
  and $262, respectively...     4,765     5,324       4,025
 Inventories...............     1,002     1,036         487
 Income tax receivable.....        46       --          --
 Deferred income taxes.....       474       873         809
 Prepaid expenses and other
  assets...................       341       275         581
                             --------  --------    --------
Total current assets.......     8,033    10,546      11,247
Furniture and equipment,
 net.......................     1,428     1,261       1,208
Deferred income taxes......       462       193         247
                             --------  --------    --------
Total assets...............  $  9,923  $ 12,000    $ 12,702
                             ========  ========    ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Bank line of credit.......  $    500  $    --     $    --
 Accounts payable..........     3,653     2,762       3,090
 Deferred revenue..........     1,718     1,931       2,935
 Customer deposits.........     1,056       926       1,195
 Accrued payroll and
  related costs............       520       998       1,263
 Other accrued liabilities.       540     1,046         915
 Income taxes payable......       --      1,025         359
 Current portion of long-
  term debt and capital
  lease obligations........       854       877         --
                             --------  --------    --------
Total current liabilities..     8,841     9,565       9,757
Long-term debt and capital
 lease obligations, less
 current portion...........       691       285         --
Commitments and
 contingencies
Stockholders' equity:
 Series A preferred stock,
  no par value: 5,000,000
  shares authorized;
  4,016,263 shares issued
  and outstanding at
  December 31, 1995, 1996
  and at September 30,
  1997; liquidation
  preference $19,122,000
  Pro forma unaudited:
  $0.001 par value,
  5,000,000 shares
  authorized, no shares
  outstanding..............    18,673    18,673      18,673       $   --
 Common stock, no par
  value: 50,000,000 shares
  authorized; 4,155,561
  shares and 4,771,463
  shares issued and
  outstanding at
  December 31, 1995 and
  1996, respectively,
  4,815,442 shares issued
  and outstanding at
  September 30, 1997; Pro-
  forma unaudited: $0.001
  par value, 50,000,000
  shares authorized,
  5,398,275 shares issued
  and outstanding, at
  amount paid in...........     1,653     2,112       2,157         4,356
 Treasury stock, at cost:
  3,433,448 common shares
  at December 31, 1995,
  1996 and at September 30,
  1997, Pro forma
  unaudited: no treasury
  shares                      (16,474)  (16,474)    (16,474)          --
 Note receivable from
  stockholder..............       --       (329)       (329)         (329)
 Accumulated deficit.......    (3,461)   (1,832)     (1,082)       (1,082)
                             --------  --------    --------       -------
Total stockholders' equity.       391     2,150       2,945       $ 2,945
                             --------  --------    --------       =======
Total liabilities and
 stockholders' equity......  $  9,923  $ 12,000    $ 12,702
                             ========  ========    ========

See accompanying notes.

                                 MEDICODE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                  YEARS ENDED DECEMBER       NINE MONTHS ENDED
                                           31,                 SEPTEMBER 30,
                                 -------------------------  -------------------
                                  1994     1995     1996       1996      1997
                                 -------  -------  -------  ----------- -------
                                                            (UNAUDITED)
Revenue:
 Syndicated data...............  $ 9,408  $11,678  $15,830    $ 6,861   $ 8,926
 Benchmarking databases and
  software.....................   11,627   14,021   16,788     11,912    13,865
                                 -------  -------  -------    -------   -------
  Total revenue................   21,035   25,699   32,618     18,773    22,791
Cost of revenue:
 Syndicated data...............    5,001    6,544    8,455      3,448     4,390
 Benchmarking databases and
  software.....................    2,172    2,620    2,598      1,909     2,421
                                 -------  -------  -------    -------   -------
  Total cost of revenue........    7,173    9,164   11,053      5,357     6,811
                                 -------  -------  -------    -------   -------
                                  13,862   16,535   21,565     13,416    15,980
Operating expenses:
 Selling, general and adminis-
  trative......................   10,774   11,947   13,735      9,428    10,634
 Research and development......    3,141    4,335    5,214      4,148     4,229
                                 -------  -------  -------    -------   -------
Operating income (loss)........      (53)     253    2,616       (160)    1,117
Interest income................       66       68       55         38       125
Interest expense...............     (231)    (175)    (101)       (71)      (42)
                                 -------  -------  -------    -------   -------
Income (loss) before income
 taxes.........................     (218)     146    2,570       (193)    1,200
Income tax expense (benefit)...     (106)      98      941        (65)      450
                                 -------  -------  -------    -------   -------
Net income (loss)..............  $  (112) $    48  $ 1,629    $  (128)  $   750
                                 =======  =======  =======    =======   =======
Net income per share...........                    $  0.21              $  0.09
                                                   =======              =======
Shares used in per share compu-
 tations.......................                      7,873                7,909
                                                   =======              =======


See accompanying notes.

                                 MEDICODE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                           PREFERRED STOCK    COMMON STOCK      NOTE                   TREASURY STOCK
                          ----------------- ---------------- RECEIVABLE              ------------------      TOTAL
                           SHARES            SHARES             FROM     ACCUMULATED                     STOCKHOLDERS'
                           ISSUED   AMOUNT   ISSUED   AMOUNT STOCKHOLDER   DEFICIT    SHARES    AMOUNT      EQUITY
                          --------- ------- --------- ------ ----------- ----------- --------- --------  -------------
Balances at December 31,
 1993...................  4,016,263 $18,673 4,073,370 $1,605    $  --      $(3,397)  3,433,448 $(16,474)    $  407
 Issuance of common
  stock.................         --      --    17,445     15       --           --          --       --         15
 Net loss...............         --      --        --     --       --         (112)         --       --       (112)
                          --------- ------- --------- ------    -----      -------   --------- --------     ------
Balances at December 31,
 1994...................  4,016,263  18,673 4,090,815  1,620       --       (3,509)  3,433,448  (16,474)       310
 Exercise of stock op-
  tions.................         --      --    64,746     33       --           --          --       --         33
 Net income.............         --      --        --     --       --           48          --       --         48
                          --------- ------- --------- ------    -----      -------   --------- --------     ------
Balances at December 31,
 1995...................  4,016,263  18,673 4,155,561  1,653       --       (3,461)  3,433,448  (16,474)       391
 Issuance of common
  stock.................         --      --   421,475    359     (329)                                          30
 Exercise of stock op-
  tions.................         --      --   194,427    100       --           --          --       --        100
 Net income.............         --      --        --     --       --        1,629          --       --      1,629
                          --------- ------- --------- ------    -----      -------   --------- --------     ------
Balances at December 31,
 1996...................  4,016,263  18,673 4,771,463  2,112     (329)      (1,832)  3,433,448  (16,474)     2,150
 Exercise of stock op-
  tions ................         --      --    43,979     45       --           --          --       --         45
 Net income.............         --      --        --     --       --          750          --       --        750
                          --------- ------- --------- ------    -----      -------   --------- --------     ------
Balances at September
 30, 1997 ..............  4,016,263 $18,673 4,815,442 $2,157    $(329)     $(1,082)  3,433,448 $(16,474)    $2,945
                          ========= ======= ========= ======    =====      =======   ========= ========     ======


See accompanying notes.

                                 MEDICODE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                  YEARS ENDED DECEMBER       NINE MONTHS ENDED
                                           31,                 SEPTEMBER 30,
                                 -------------------------  -------------------
                                  1994     1995     1996       1996      1997
                                 -------  -------  -------  ----------- -------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
 Net income (loss).............  $  (112) $    48  $ 1,629    $  (128)  $   750
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating activi-
  ties:
  Depreciation and amortiza-
   tion........................      873    1,015      985        732       704
  Provision for losses on ac-
   counts receivable and re-
   turns.......................      247      171      547        376       200
  (Gain) loss on disposition of
   furniture and equipment.....      (13)      --        8         --        --
  Changes in operating assets
   and liabilities:
   Accounts receivable.........   (1,869)  (1,974)  (1,106)     1,568     1,099
   Income tax receivable.......      677       56       46        (22)       --
   Inventories.................     (234)     (51)     (34)       687       549
   Prepaid expenses and other
    assets.....................       18      (97)      65       (118)     (306)
   Deferred income tax benefit.      (97)     (87)    (130)       (43)       10
   Accounts payable............      612    1,894     (891)    (1,492)      328
   Accrued payroll and related
    costs......................       68      (40)     478        467       265
   Deferred revenue............      301      491      213       (224)    1,004
   Customer deposits...........      (39)     281     (130)       189       269
   Income taxes payable........        3       (3)   1,025         --      (666)
   Other accrued liabilities...       13      (58)     506         98      (131)
                                 -------  -------  -------    -------   -------
Net cash provided by operating
 activities....................      448    1,646    3,211      2,090     4,075
INVESTING ACTIVITIES
 Purchase of furniture and
  equipment....................     (731)    (655)    (825)      (649)     (651)
 Proceeds from sale of furni-
  ture and equipment...........       80       --       --         --        --
                                 -------  -------  -------    -------   -------
Net cash (used in) investing
 activities....................     (651)    (655)    (825)      (649)     (651)
FINANCING ACTIVITIES
 Payments on long-term debt and
  capital leases...............     (961)    (903)    (883)      (776)   (1,162)
 Proceeds from issuance of
  long-term debt...............       --       --      500        500        --
 Payments on bank of line-of-
  credit.......................     (604)    (500)    (500)      (500)       --
 Proceeds from bank line-of-
  credit.......................      500      500       --         --        --
 Proceeds from exercise of
  stock options................       --       33      100        100        45
 Proceeds from issuance of com-
  mon stock....................       15       --       30         --        --
                                 -------  -------  -------    -------   -------
Net cash used in financing ac-
 tivities......................   (1,050)    (870)    (753)      (676)   (1,117)
                                 -------  -------  -------    -------   -------
Increase (decrease) in cash and
 cash equivalents..............   (1,253)     121    1,633        765     2,307
Cash and cash equivalents at
 beginning of period...........    2,537    1,284    1,405      1,405     3,038
                                 -------  -------  -------    -------   -------
Cash and cash equivalents at
 end of period.................  $ 1,284  $ 1,405  $ 3,038    $ 2,170   $ 5,345
                                 =======  =======  =======    =======   =======
SUPPLEMENTAL DISCLOSURE OF OTHER CASH
 FLOW INFORMATION
Interest paid..................  $   285  $   170  $   129    $   104   $    57
Income taxes paid..............       50      204       --         --     1,107

See accompanying notes.

                                MEDICODE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                            SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business and Principles of Consolidation

  Medicode, Inc. (the "Company") is a leading provider of health care information products which reduce administrative costs associated with the reimbursement process, control clinical costs and increase the efficiency of the health care delivery process. The Company's products are used by payors, providers and self-insured employers to (i) accurately code and measure utilization of health care services; (ii) screen and edit claims for accuracy, consistency and compliance, (iii) efficiently evaluate, negotiate and implement provider payment arrangements, and (iv) track and analyze all aspects of care for a particular medical condition from initial diagnosis to treatment.

  The accompanying consolidated financial statements include the accounts of a subsidiary, Softouch Software, Inc. (Softouch). Significant intercompany transactions have been eliminated.

 Interim Financial Data

  The accompanying interim consolidated financial statements for the nine months ended September 30, 1996 are unaudited. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1996.

  The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents

  Cash equivalents are considered to be highly liquid short-term investments purchased with original maturity dates of three months or less.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk include cash investments, marketable debt securities and trade receivables. The Company places its temporary cash investments with creditworthy, high quality financial institutions. The Company at times holds notes and bonds issued by the United States government, its agencies and financially strong corporations. The Company has not experienced significant losses related to receivables from individual customers, groups of customers within the health care industry or customers within certain geographic areas. Due to the large number of customers in a wide geographic area, management does not believe it is exposed to credit risk beyond amounts provided for as allowances for bad debts.

                                MEDICODE, INC.

 Revenue Recognition

  Revenue from the sale of syndicated data products is generally recognized when the products are shipped. Reserves for sales returns are estimated based on historical experience and other available information and are reflected in the financial statements as a reduction in revenue.

  Revenue from benchmarking database products is derived from the license of standardized database modules. Database licenses typically have a one-year term with initial license fee revenue being recognized at the time the product is shipped. Subsequent annual license fees are recognized on the contract anniversary date. Revenue from services are recognized when the services are performed. The Company accrues incidental customer support costs associated with benchmarking database products when revenue is recognized. A voluntary data contribution program is maintained whereby customers may receive a credit against renewal license fees in exchange for raw data. Such amounts are estimated and reduce revenue recognized at the time of initial shipment and subsequent renewal dates.

  The Company recognizes revenue in accordance with the provisions of Statement of Position 91-1, "Software Revenue Recognition." License fees for software products including, Claims Edit, ClaimsManager and Medical Bill Advisor, are generally recognized ratably over the initial or subsequent renewal periods. Some software contracts are priced based on transaction volume or in addition to minimum fees, require incremental usage fees. Revenues from variable fee software contracts are recognized as earned. Customer support costs for software products are expensed as incurred. Contracts involving custom software development are accounted for using the percentage-of-completion method. Amounts received in advance of satisfying revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets.

 Per Share Amounts

  Historical net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of the series A preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the modified treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within 12 months of the filing date as if they were outstanding for all periods presented using the treasury stock method.

  Historical net income (loss) per share information as follows:

                                                            NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                           ------------------------------ ---------------------
                             1994       1995      1996       1996       1997
                           ---------  --------- --------- ----------- ---------
                                                          (UNAUDITED)
Net income (loss) per
 share.................... $   (0.11) $    0.01 $    0.21  $   (0.08) $    0.09
Shares used in computing
 net income (loss) per
 share.................... 1,042,000  7,329,000 7,873,000  1,591,000  7,909,000

  Pro forma net income (loss) per share is the same as historical net income
(loss) per share in periods of net income and is shown on the face of the statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods.

                                MEDICODE, INC.

 Research and Development

  Research and development costs are expensed as incurred. Development costs incurred for new software products and enhancements are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." To date it has been the Company's experience that technological feasibility of products is not established until working models have been completed. No software development costs have been capitalized because the impact of capitalizing such costs has been immaterial.

 Intangible Assets

  Intangible assets consisting of tradenames, patents and goodwill have arisen as a result of prior business combinations. Intangible assets are amortized using the straight-line method over their useful life. The Company periodically reviews goodwill and other intangible assets to assess recoverability. Differences between the carrying value of intangible assets and their related discounted cash flows are charged to expense when asset impairment is identified.

 Furniture and Equipment

  Furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation or amortization computed using the straight-line method. Furniture and equipment are depreciated over their estimated useful lives of two to five years. Leasehold improvements are amortized over the shorter of their useful lives or the remainder of the lease period. Repairs and maintenance are charged to expense as incurred.

 Stock-Based Compensation

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", defines a fair value-based method of accounting for and measuring compensation expense related to stock options or similar equity instruments. The statement allows entities to continue to measure compensation expense for stock-based plans using the intrinsic value-based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted SFAS No. 123 effective January 1, 1996 and has elected to continue to account for stock-based compensation plans using the provisions of APB Opinion No. 25. Pro forma footnote disclosure of net income has been made as if the fair value based method of accounting defined in the statement had been applied.

 Inventories

  Inventories consist primarily of syndicated data products and are valued at the lower of cost or market. Cost is computed using the first-in, first-out method.

  The components of inventories are as follows:

                                                 DECEMBER 31,
                                             --------------------- SEPTEMBER 30,
                                                1995       1996        1997
                                             ---------- ---------- -------------
   Work in process.......................... $   98,000 $   39,000   $291,000
   Finished goods...........................    904,000    997,000    196,000
                                             ---------- ----------   --------
                                             $1,002,000 $1,036,000   $487,000
                                             ========== ==========   ========

 Reclassifications

  The Company has reclassified certain prior year balances to conform with the current year's presentation.

                                MEDICODE, INC.

2. FURNITURE AND EQUIPMENT

  Furniture and equipment, at cost, consist of the following:

                                              DECEMBER 31
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
   Computer equipment.................. $ 2,896,000  $ 3,451,000   $ 3,765,000
   Furniture and fixtures..............     622,000      640,000       639,000
   Office equipment....................     556,000      412,000       363,000
   Computer software...................     165,000      165,000       147,000
   Leasehold improvements..............     140,000      146,000       140,000
                                        -----------  -----------   -----------
                                          4,379,000    4,814,000     5,054,000
   Less accumulated depreciation and
    amortization.......................  (2,951,000)  (3,553,000)   (3,846,000)
                                        -----------  -----------   -----------
                                        $ 1,428,000  $ 1,261,000   $ 1,208,000
                                        ===========  ===========   ===========

3. BORROWINGS

 Short-term Borrowing Arrangements

  The Company has entered into a three year revolving line of credit facility with a bank which provides for an initial principal amount of $5.0 million and an interest rate of prime plus .25%. Beginning December 31, 1998 the available principal amount will decrease by $200,000 quarterly. Borrowings are limited to a percentage of eligible accounts receivable, inventory and equipment but in no event will the available credit be less than $2.25 million provided that the company remains in compliance with certain covenants. The covenants include liquidity, leverage and coverage ratios, profitability requirements, restrictions on additional indebtedness, payment of cash dividends on the Company's capital stock and certain restrictions on acquisitions and investments. Borrowings are secured by substantially all of the Company's assets. At September 30, 1997, the Company was eligible to borrow $4.5 million under its line of credit facility and was in compliance with covenants under the credit agreement.

 Long-term Debt

  Long-term debt and capital lease obligations consist of the following:

                                                DECEMBER 31,
                                             --------------------  SEPTEMBER 30,
                                               1995       1996         1997
                                             ---------  ---------  -------------
   Convertible notes payable with interest
    at 4.5%, payable in annual installments
    of $428,000 plus interest..............  $ 856,000  $ 428,000     $   --
   Note payable to a bank with interest at
    10%, payable in monthly principal in-
    stallments of $17,000 plus interest,
    secured by equipment...................         --    482,000         --
   Capital lease obligations with interest
    at 6.25% to 17%, payable in monthly in-
    stallments of $32,000 including inter-
    est....................................    689,000    252,000         --
                                             ---------  ---------     ------
                                             1,545,000  1,162,000         --
   Less amounts due within one year........   (854,000)  (877,000)        --
                                             ---------  ---------     ------
                                             $ 691,000  $ 285,000     $   --
                                             =========  =========     ======

                                MEDICODE, INC.

4. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company has entered into various long-term non-cancelable operating leases for equipment, office and warehouse facilities that expire at various dates through June 30, 2001. In certain cases, these leases contain escalation clauses based on increases in the Consumer Price Index. The Company incurred rental expense on these leases for fiscal years 1994, 1995 and 1996 and the nine months ended September 30, 1997 of approximately, $653,000, $664,000, $850,000 and $698,000, respectively.

  Minimum future non-cancelable commitments under these leases as of September 30, 1997 are as follows:

                                                      FACILITIES AND EQUIPMENT
   YEAR ENDING DECEMBER 31,                               OPERATING LEASES
   ------------------------                           ------------------------
   1997..............................................         $247,000
   1998..............................................          977,000
   1999..............................................          966,000
   2000..............................................          966,000
   2001..............................................          330,000

 Legal Proceedings

  The Company is involved in various legal proceedings which arise from time to time in connection with the conduct of the Company's business. In the opinion of management, such proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

5. STOCKHOLDERS' EQUITY

  In September, 1997, the board of directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company's initial public offering of its common stock. In conjunction with the offering, the board of directors authorized, subject to stockholder approval, the reincorporation of the Company in Delaware and a 1.466-for-one forward stock split of Common Stock. All share and per share amounts, as well as the conversion ratio for the Series A Preferred Stock, included in the accompanying financial statements have been retroactively adjusted to reflect the forward stock split. In connection with the reincorporation, the Company will adopt an Amended and Restated Certificate of Incorporation which provides that the Company will be authorized to issue 5,000,000 shares of $0.001 par value preferred stock and 50,000,000 shares of $0.001 par value common stock. The preferred stock is issuable in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

 Preferred Stock

  Under the terms of the Company's initial public offering as currently contemplated, all shares of Series A Preferred Stock outstanding will automatically convert on a 1.466-for-1 basis into 4,016,263 shares of common stock upon completion of the offering. Such conversion is reflected in the pro forma stockholders' equity at September 30, 1997 in the accompanying consolidated balance sheet.

                                MEDICODE, INC.

  The Series A Preferred Stock (the Preferred Stock) is entitled to receive a percentage dividend at the rate of 10% of the initial sales price of $4.76 per share. Dividends on Preferred Stock are non-cumulative and are not payable unless declared. To date, no dividends have been declared by the board of directors. In addition, the Preferred Stock will participate on a pro rata basis in any dividends that are declared on the Company's common stock on an as-if-converted basis.

  Preferred stockholders are entitled to vote on all matters with the common stockholders and are entitled to the number of votes equal to the number of common shares into which their preferred shares are convertible. Each share of common stock is entitled to one vote.

  In the event of any liquidation or dissolution of the Company, holders of Preferred Stock are entitled to payment in an amount equal to $4.76 per share plus all declared and unpaid dividends, before any payment will be made to common stockholders. If the assets to be distributed to the holders of Preferred Stock are insufficient, then the assets will be distributed ratably to the holders of the Preferred Stock.

 Stock Warrants

  In connection with the issuance of Series A Preferred Stock, 1,060,386 warrants to purchase common stock were issued. The weighted average exercise price of the warrants is $1.589. The warrants expire at the earlier of the closing of the initial public offering of the Company's common stock, provided that gross proceeds exceed $10 million, or September 16, 1998. Upon the closing of a public offering of the Company's common stock the warrant holders have the right to convert their warrants into common stock on a net exercise basis.

 Note Receivable from Stockholder

  In January 1996 the Company issued 386,291 shares of common stock to an officer for an aggregate purchase price of $329,375 which was paid for by delivery of a full recourse promissory note with an interest rate of 6.0% per year. The shares are subject to a repurchase option in favor of the Company that lapses 25 percent on January 1, 1997 with the remainder lapsing ratably over the succeeding 36 months, contingent upon the officer's continued employment with the Company.

 Stock Plans

  The Company adopted a stock option plan in 1991 (the "1991 Plan") that provides for the grant of incentive stock options to employees, and nonstatutory options and stock purchase rights to employees, directors, and consultants. As of September 30, 1997, the Company had reserved 2,932,000 shares of common stock under the 1991 Plan. Options are granted at an exercise price of not less than the fair value per share of the common stock on the date of grant and expire no later than ten years from the date of grant. Options under the 1991 Plan generally vest 25% one year after the date of grant and on a pro rata basis over the following 36 months. However, the board of directors, at its discretion, may decide the period over which options become exercisable. In some circumstances, options are immediately exercisable, however the shares issuable upon exercise of the options are subject to repurchase by the Company. The Company does not anticipate granting additional options under the 1991 Plan after completion of its initial public offering.

  On September 16, 1997 the board of directors approved the 1997 Stock Plan (the "1997 Plan"). A total of 750,000 shares of common stock (including the 607,500 shares remaining available for issuance under the 1991 Plan) have been reserved for issuance under the 1997 Plan, all of which are currently available for grant.

                                MEDICODE, INC.

  During 1991, the Company granted two officers options to purchase 122,202 shares of common stock at an exercise price of $0.017 per share. These shares were issued outside of the 1991 Plan and were issued at a discount to fair market value.

  The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's stock options equal the price set by the Company's Board of Directors for the underlying stock as of the grant date, no compensation expense is recognized.

  For the fair value disclosure below, the compensation value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995, 1996 and the nine months ended September 30, 1997, respectively; risk-free interest rates of 7.75%, 6.5% and 6.25%, expected lives of 7 years, 6 years and 6 years, expected dividend yields of 0% for all periods and expected volatility of 60%, 70% and 70% (based on stock market prices for comparable securities in the Company's industry).

  Based on calculations using the Black-Scholes option pricing model, the weighted-average fair value of options granted during 1995, 1996 and the nine months ended September 30, 1997 was $0.58, $.82, and $2.66, respectively. The pro forma impact on the Company's net income had compensation cost been recorded under the fair value method is shown below.

                                                                   SEPTEMBER 30,
                                                 1995      1996        1997
                                                ------- ---------- -------------
   Net income
     As reported............................... $48,000 $1,629,000   $750,000
     Pro forma.................................  22,000  1,555,000    645,000
   Net income per share
     As reported...............................                .21        .09
     Pro forma.................................                .20        .08

  Because the method of accounting for stock-based compensation as defined in SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years.

  The status of total stock options outstanding and exercisable as of September 30, 1997 is as follows:

                 STOCK OPTIONS OUTSTANDING                       STOCK OPTIONS EXERCISABLE
                 -----------------------------                   --------------------------
                                   WEIGHTED
                                    AVERAGE
                                   REMAINING
   RANGE OF       NUMBER OF       CONTRACTUAL   WEIGHTED AVERAGE NUMBER OF WEIGHTED AVERAGE
EXERCISE PRICES    SHARES         LIFE (YEAR)    EXERCISE PRICE   SHARES    EXERCISE PRICE
---------------  --------------- -------------  ---------------- --------- ----------------
$0.017 - 3.33            628,463          3.65        1.04         628,462      $1.04

   .51 -  .85            370,408          6.92         .70         305,658        .68

   .85 - 1.71            436,868          8.65        1.24         100,087        .85

  2.73 - 4.09            268,891          9.75        3.93              --         --
                 ---------------                                 ---------
                       1,704,630                                 1,034,207
                 ===============                                 =========

                                MEDICODE, INC.

  A summary of the Company's stock option activity and related information is as follows:

                                                                   OPTIONS
                                                                 OUTSTANDING
                                                               ----------------
                                   SHARES AVAILABLE  NUMBER    WEIGHTED AVERAGE
                                      FOR GRANT     OF SHARES   EXERCISE PRICE
                                   ---------------- ---------  ----------------
   Outstanding at December 31,
    1993.........................     2,269,368       784,834       $ 1.49
    Stock purchase agreement.....       (17,445)           --           --
    Options granted..............      (636,730)      636,730         0.51
    Options canceled.............       151,484      (151,484)       (3.27)
                                      ---------     ---------       ------
   Balances at December 31, 1994.     1,766,677     1,270,080         0.80
    Options granted..............      (187,648)      187,648         0.85
    Options exercised............            --       (64,746)        (.51)
    Options canceled.............       103,844      (103,844)        (.54)
                                      ---------     ---------       ------
   Balances at December 31, 1995.     1,682,873     1,289,138         0.84
    Stock purchase agreements....      (421,475)           --           --
    Options granted..............      (478,649)      478,649         1.21
    Options exercised............            --      (194,427)       (0.52)
    Options canceled.............        59,191       (59,191)       (0.54)
                                      ---------     ---------       ------
   Balances at December 31, 1996.       841,940     1,514,169         1.01
    Options granted..............      (268,891)      268,891         3.93
    Options exercised............            --       (43,979)       (1.00)
    Options canceled.............        34,451       (34,451)       (0.85)
                                      ---------     ---------       ------
   Balances at September 30,
   1997..........................       607,500     1,704,630         1.47
                                      =========     =========       ======

  The Company has adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and has reserved a total of 200,000 shares of common stock for issuance thereunder. No shares have been issued under the Purchase Plan. The Purchase Plan permits eligible employees to purchae common stock through payroll deductions of up to 15% of an employee's compensation, up to a maximum of $25,000 for all purchases ending within the same calendar year. The price at which common stock will be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the common stock on the first or last day of each purchase period. The beginning of the first purchase period will coincide with the closing of an initial public offering of the Company's common stock.

                                MEDICODE, INC.

6. INCOME TAXES

  The Company uses the liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the basis of assets and liabilities using statutory rates. SFAS No. 109 also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                 DECEMBER 31,
                                             ---------------------  SEPTEMBER30,
                                               1995        1996         1997
                                             ---------  ----------  ------------
   Deferred tax assets:
    Accrued payroll and related costs....... $ 135,000  $   95,000   $   98,000
    Reserve for bad debts...................    51,000      77,000       97,000
    Reserve for sales returns...............   104,000     281,000      336,000
    Inventory capitalization................    65,000      56,000       44,000
    Tax versus book depreciation............    99,000     151,000      196,000
    Losses and credits from subsidiary......   285,000     285,000      285,000
    Tax credits.............................   276,000          --           --
    Other accrued expenses..................   208,000     406,000      285,000
                                             ---------  ----------   ----------
   Total deferred tax assets................ 1,223,000   1,351,000    1,341,000
   Valuation allowance......................  (285,000)   (285,000)    (285,000)
                                             ---------  ----------   ----------
                                               938,000   1,066,000    1,056,000
   Deferred tax liabilities:
    Other...................................    (2,000)         --           --
                                             ---------  ----------   ----------
   Total deferred tax liabilities...........    (2,000)         --           --
                                             ---------  ----------   ----------
   Net deferred tax asset................... $ 936,000  $1,066,000   $1,056,000
                                             =========  ==========   ==========

  As of September 30, 1997, the Company had approximately $400,000 in net operating loss carryforwards and $135,000 in tax credit carryforwards that expire beginning in the year 2004. Utilization of these net operating losses and tax credits is limited to the future taxable income of the Company's subsidiary. Under the "change of ownership" provisions of the Internal Revenue Code, utilization of these net operating losses and credit carryforwards may be subject to an annual limitation, depending upon the fair market value of the Company immediately before any "change of ownership."

                                MEDICODE, INC.

  The provision for income taxes consists of the following:

                                       YEARS ENDED
                                      DECEMBER 31,             NINE MONTHS ENDED
                              -------------------------------    SEPTEMBER 30,
                                1994       1995       1996           1997
                              ---------  --------  ----------  -----------------
   Current:
    Federal.................  $ (12,000) $155,000  $  889,000      $382,000
    State...................      3,000    30,000     182,000        58,000
                              ---------  --------  ----------      --------
                                 (9,000)  185,000   1,071,000       440,000
   Deferred:
    Federal.................    (91,000)  (74,000)    (75,000)        7,000
    State...................     (6,000)  (13,000)    (55,000)        3,000
                              ---------  --------  ----------      --------
                                (97,000)  (87,000)   (130,000)       10,000
                              ---------  --------  ----------      --------
   Provision for income tax-
    es......................  $(106,000) $ 98,000  $  941,000      $450,000
                              =========  ========  ==========      ========

  The reconciliation of the statutory federal income tax rate to the provision for income taxes is as follows:

                                       YEARS ENDED
                                      DECEMBER 31,             NINE MONTHS ENDED
                              -------------------------------    SEPTEMBER 30,
                                1994       1995                      1997
                              ---------  --------              -----------------
   Tax provision computed at
    the statutory rate of
    34%.....................  $ (74,000) $ 50,000  $  874,000      $408,000
   State taxes, net of fed-
    eral benefit............     (8,000)    5,000      85,000        40,000
   Increase (decrease) in
    valuation allowance.....    139,000    90,000          --            --
   Research credits.........   (167,000)  (67,000)    (38,000)      (20,000)
   Other....................      4,000    20,000      20,000        22,000
                              ---------  --------  ----------      --------
                              $(106,000) $ 98,000  $  941,000      $450,000
                              =========  ========  ==========      ========

7. BENEFIT PLAN

  The Company has a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, which is available to employees of the Company who meet certain eligibility requirements. Under the terms of the plan, participants make voluntary contributions based on a percentage of their pretax earnings not to exceed limits set annually by the Internal Revenue Service. The Company is required to match employee contributions at a 50% rate limited to a maximum Company match of 2% of an employee's annual compensation. In some plan years the Company may in its discretion make an additional matching contribution. The Company's contribution vests over a five-year period beginning with the employee's hire date. The Company recognized expense for matching contributions of $78,000, $100,000, $104,000 and $87,000 for fiscal 1994 , 1995, 1996 and the nine months ended September 30, 1997, respectively. There have been no discretionary contributions made by the Company since the inception of the 401(k) Plan.

                        [LOGO OF MEDICODE APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                       AMOUNT TO
                                                                        BE PAID
                                                                       ---------
      SEC registration fee............................................ $  9,758
      NASD filing fee.................................................    3,720
      Nasdaq National Market listing fee..............................   40,000
      Printing and engraving expenses.................................  175,000
      Legal fees and expenses.........................................  250,000
      Accounting fees and expenses....................................  150,000
      Blue Sky fees and expenses......................................    5,000
      Transfer Agent and registrar fees...............................   10,000
      Custodial fees..................................................    5,000
      Miscellaneous expenses..........................................  101,522
                                                                       --------
          Total....................................................... $750,000
                                                                       ========

  The Company will bear the expenses of the Selling Stockholders in connection with the registration of the shares, other than underwriting discounts and commissions.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145(a) of the Delaware General Corporation Law (the "Corporation Law") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or Agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or Agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the Corporation Law provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonable incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

  Article VI of the Company's Bylaws provides that the Company shall indemnify each person who is or was a director or officer of the Company to the full extent permitted by Corporation Law. Such Article also provides that the Company may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the Corporation Law.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and other persons for certain liabilities, including liabilities arising under the Securities Act of 1933.

  The Registrant has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

  See also the undertakings set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since January 1, 1994, Registrant has sold and issued the following securities which were not registered under the Securities Act:

  (a) Since January 1, 1994, Registrant has granted Stock options to employees, consultants and directors under its stock option plans covering an aggregate of 1,661,868 shares of Registrant's Common Stock, at exercise prices ranging from $0.51 to $4.09 per share. Since January 1, 1994, Registrant has issued 742,072 shares of Common Stock to employees, consultants and directors upon exercise of stock options and stock purchase rights.

  (b) In January 1996, Registrant sold 386,291 shares of Common Stock to Eugene S. Cattarina, the Company's President and Chief Executive Officer, for an aggregate purchase price of $329,375, which was paid by delivery of a full recourse promissory note with an interest rate of 6.0%. The loan is due and payable in full on the earlier of January 1, 2003 or 90 days following the termination of Mr. Cattarina's employment with Registrant. The shares are subject to a right of repurchase in favor of Registrant which right lapsed as to 25% of such shares on January 1, 1997 and lapses as to the remaining shares on a ratable, monthly basis over the next 36 months. In the event of the termination of Mr. Cattarina's employment prior to the lapse of such repurchase right, Registrant has the option to repurchase, at a repurchase price equal to the original purchase price, any shares as to which the repurchase right has not lapsed.

  (c) In September 1996, Registrant sold 35,184 shares of Common Stock to Melville H. Hodge, a director of Registrant, for an aggregate purchase price of $30,000. The shares are subject to a right of repurchase in favor of Registrant which right lapsed as to 1/36th of such shares on October 15, 1996 and lapses as to the remaining shares on a ratable, monthly basis over the next 36 months. In the event of termination of Mr. Hodge's employment prior to the lapse of such purchase right, Registrant has the right to repurchase, at a repurchase price equal to the original purchase price, any shares as to which the repurchase right has not lapsed.

  The sales and issuances of securities in the transactions described above in paragraphs (a) and (b) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A) EXHIBITS

  1.1*  Form of Underwriting Agreement.
  3.1*  Articles of Incorporation of Registrant as currently in effect.
  3.2* Certificate of Incorporation to be filed with Delaware Secretary of State in connection with Delaware reincorporation of Registrant.
  3.3*  Restated Certificate of Incorporation to be filed with Delaware
        Secretary of State upon completion of offering.
  3.4*  Bylaws of Registrant as currently in effect.
  3.5* Delaware Bylaws of Registrant to be in effect upon Delaware reincorporation of Registrant.
  4.1   Form of Common Stock certificate.
  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*  1991 Stock Plan and form of agreement thereunder.
 10.2*  1997 Stock Plan and form of agreement thereunder.
 10.3* 1997 Employee Stock Purchase Plan and form of subscription agreement thereunder.
 10.4* Form of Indemnification Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.5*  Registration Rights Agreement dated September 16, 1993 between the
        Registrant and certain stockholders.
 10.6   Lease dated December 28, 1990 for facilities located at 5225 Wiley Post
        Way, Suite 500, Salt Lake City, Utah.
 10.7*  Stock Purchase Agreement dated June 16, 1996 between Registrant and
        Eugene Santa Cattarina.
 10.8 Loan and Security Agreement dated August 29, 1997 between Registrant and Zions First National Bank.
 10.9*  License Agreement dated April 15, 1997 between Registrant and HPR, Inc.
 10.10* Employment offer letter dated October 9, 1996 between the Registrant and Thomas R. Martin.
 10.11* Employment offer letter dated October 9, 1996 between the Registrant and Terry L. Cameron.
 10.12* Employment offer letter dated December 19, 1995 between the Registrant and Eugene Santa Cattarina.
 11.1   Calculation of Net Income (Loss) Per Share.
 23.1   Consent of Independent Auditors (see page II-6).
 23.2   Consent of Counsel (included in Exhibit 5.1).
 24.1*  Power of Attorney.
 24.2   Supplemental Power of Attorney.
 27.1   Financial Data Schedule.

--------

* Previously filed with the Commission.

 (B) FINANCIAL STATEMENT SCHEDULES

    Schedule VIII--Valuation and Qualifying Accounts and Reserves (see page
  II-8).

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO, STATE OF CALIFORNIA, ON THIS 29TH DAY OF OCTOBER, 1997.

                                          Medicode, Inc.

                                                /s/ Eugene Santa Cattarina
                                          By: _________________________________
                                                  Eugene Santa Cattarina,
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE
     /s/ Eugene Santa Cattarina        President, Chief
-------------------------------------   Executive Officer        October 29,
       EUGENE SANTA CATTARINA           and Director              1997
                                        (Principal
                                        Executive Officer)

        /s/ Kevin W. Pearson           Chief Financial
-------------------------------------   Officer (Principal       October 29,
          KEVIN W. PEARSON              Financial and             1997
                                        Accounting Officer)

                                       Director
               *                                                 October 29,
-------------------------------------                             1997
           JOHN H. MORAGNE

                                       Director
               *                                                 October 29,
-------------------------------------                             1997
          MELVILLE H. HODGE

                                       Director
               *                                                 October 29,
-------------------------------------                             1997
        THOMAS F. STEPHENSON

                                       Director
               *                                                 October 29,
-------------------------------------                             1997
          L. JOHN WILKERSON

                                       Director
               *                                                 October 29,
-------------------------------------                             1997
            CARL WITONSKY


       /s/ Kevin W. Pearson

*By: ___________________________

  Kevin W. Pearson, Attorney-in-fact

                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports dated October 27, 1997, with respect to the financial statements and financial statement schedule included in the Registration Statement (Form S-1) and related prospectus of Medicode, Inc. for the registration of 2,300,000 shares its common stock.

                                          Ernst & Young LLP

Salt Lake City, Utah

October 28, 1997


-------------------------------------------------------------------------------

  The foregoing consent is in the form that will be signed upon the completion of stockholder approval of changes to capital accounts described in Note 5 to the financial statements.

                                          /s/ Ernst & Young LLP

Salt Lake City, Utah

October 27, 1997

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We have audited the consolidated financial statements of Medicode, Inc. as of December 31, 1995 and 1996, and September 30, 1997 and for each of the three years in the period ended December 31, 1996, and the nine months ended September 30, 1997 and have issued our report thereon dated October 27, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, information required to be included therein.

                                          Ernst & Young LLP

Salt Lake City, Utah

October 27, 1997

-------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of stockholder approval of changes to capital accounts described in Note 5 to the financial statements.

                                          /s/ Ernst & Young LLP

Salt Lake City, Utah

October 27, 1997

SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

        COLUMN A           COLUMN B              COLUMN C               COLUMN D      COLUMN E
        --------         ------------ ------------------------------- ------------- -------------
                          BALANCE AT
                         BEGINNING OF CHARGED TO COSTS   CHARGED TO                  BALANCE AT
      DESCRIPTION           PERIOD      AND EXPENSES   OTHER ACCOUNTS DEDUCTIONS(1) END OF PERIOD
      -----------        ------------ ---------------- -------------- ------------- -------------
Allowance for Doubtful
 Accounts and
 Cancellations
Nine months ended Sep-
 tember 30, 1997........   207,000        131,000           --            76,000       262,000
Year ended December 31,
 1996...................   137,000        148,000           --            78,000       207,000
Year ended December 31,
 1995...................   205,000        171,000           --           239,000       137,000
Year ended December 31,
 1994...................    79,000        246,000           --           120,000       205,000

--------
(1) Includes amounts written off, net of recoveries

                                 EXHIBIT INDEX

 (A) EXHIBITS

  1.1*  Form of Underwriting Agreement.
  3.1*  Articles of Incorporation of Registrant as currently in effect.
  3.2* Certificate of Incorporation to be filed with Delaware Secretary of State in connection with Delaware reincorporation of Registrant.
  3.3*  Restated Certificate of Incorporation to be filed with Delaware
        Secretary of State upon completion of offering.
  3.4*  Bylaws of Registrant as currently in effect.
  3.5* Delaware Bylaws of Registrant to be in effect upon Delaware reincorporation of Registrant.
  4.1   Form of Common Stock certificate.
  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*  1991 Stock Plan and form of agreement thereunder.
 10.2*  1997 Stock Plan and form of agreement thereunder.
 10.3* 1997 Employee Stock Purchase Plan and form of subscription agreement thereunder.
 10.4* Form of Indemnification Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.5*  Registration Rights Agreement dated September 16, 1993 between the
        Registrant and certain stockholders.
 10.6   Lease dated December 28, 1990 for facilities located at 5225 Wiley Post
        Way, Suite 500, Salt Lake City, Utah.
 10.7*  Stock Purchase Agreement dated June 16, 1996 between Registrant and
        Eugene Santa Cattarina.
 10.8 Loan and Security Agreement dated August 29, 1997 between Registrant and Zions First National Bank.
 10.9*  License Agreement dated April 15, 1997 between Registrant and HPR, Inc.
 10.10* Employment offer letter dated October 9, 1996 between the Registrant and Thomas R. Martin.
 10.11* Employment offer letter dated October 9, 1996 between the Registrant and Terry L. Cameron.
 10.12* Employment offer letter dated December 19, 1995 between the Registrant and Eugene Santa Cattarina.
 11.1   Calculation of Net Income (Loss) Per Share.
 23.1   Consent of Independent Auditors (see page II-6).
 23.2   Consent of Counsel (included in Exhibit 5.1).
 24.1*  Power of Attorney.
 24.2   Supplemental Power of Attorney.
 27.1   Financial Data Schedule.

--------

* Previously filed with the Commission.